Item 7.        FINANCIAL STATEMENTS
               --------------------

Exhibit 99(a) Management's Discussion and Analysis; Supplemental Financial Information; Supplemental Consolidated Balance Sheets of Fleet as of December 31, 1994 and 1993;
               Supplemental Consolidated Statements of Income of Fleet for the years ended December 31, 1994, 1993, and 1992; Supplemental Consolidated Statements of Changes in Stockholders' Equity and Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992.

SELECTED SUPPLEMENTAL FINANCIAL HIGHLIGHTS(A)
-------------------------------------------------------------------------------------------------------------------------
December 31
Dollars in millions, except per share data         1994            1993           1992            1991           1990
-------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Interest income                                 $ 5,260         $ 5,086        $ 5,318         $ 5,425        $ 5,888
Interest expense                                  2,161           1,917          2,337           3,142          3,783
Net interest income                               3,099           3,169          2,981           2,283          2,105
Provision for credit losses                          65             327            728             995          1,236
Securities gains (losses)                           (1)             295            301             253           (14)
Noninterest income                                1,555           1,883          1,897           1,627          1,208
Noninterest expense                               3,145           3,579          3,479           2,864          2,262
Net income (loss)(b)                                849             764            348            (76)          (230)

PER COMMON SHARE
Earnings (loss) (b)                            $   3.09        $   2.82       $   1.33        $ (0.44)       $ (1.28)
Market value (year-end)                           32.38           33.38          32.75           24.88          11.00
Cash dividends declared                            1.40           1.025          0.825            0.80           1.25
Book value (year-end)                             20.68           21.76          17.65           16.81          17.60

AT YEAR-END
Assets                                          $81,026         $79,250        $76,188         $72,323        $58,339
Securities                                       21,141          24,839         19,936          16,505         10,145
Loans and leases                                 46,035          43,713         43,722          43,700         37,297
Reserve for credit losses                         1,496           1,669          1,937           2,065          1,671
Deposits                                         55,528          49,827         52,729          55,489         44,443
Short-term borrowings                            12,586          16,376         11,446           7,516          5,907
Long-term debt                                    5,931           5,217          5,007           3,917          3,743
Total stockholders' equity                        5,471           5,965          4,735           3,779          3,424

RATIOS
Return on average common equity (b)               15.66 %         15.94 %         8.62 %        (2.73) %       (6.65) %
Return on average assets (b)                       1.07            1.01           0.49          (0.12)         (0.37)
Common dividend payout ratio                      33.80           23.50          28.69             N/A            N/A
Net interest margin                                4.30            4.63           4.57            3.85           3.70
Efficiency ratio                                   63.8            68.8           70.6            72.4           68.2
Common stockholders' equity-to-assets
   (year-end)                                      6.06            6.65           5.15            4.69           5.59
Average total stockholders' equity-to-assets       7.27            7.05           6.14            5.52           6.08
-------------------------------------------------------------------------------------------------------------------------

(a)      This schedule is prepared on a fully taxable equivalent (FTE) basis.
(b) Excludes impact of extraordinary credit of $18 million in 1992 and cumulative effect of change in accounting method of $53 million in 1993.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   OVERVIEW
   Fleet Financial Group (Fleet or the corporation) reported record net income for 1994 of $849 million, or $3.09 per share compared to the $764 million or $2.82 per share reported in 1993 which was before a cumulative effect of a change in method of accounting. Return on assets (ROA) and return on equity
(ROE) were 1.07% and 15.66% for 1994 compared to 1.01% and 15.94% for 1993.
   Net interest income on a fully taxable equivalent (FTE) basis totaled $3.1 billion for 1994, compared to $3.2 billion in 1993. The net interest margin for 1994 was 4.30% compared to 4.63% in 1993. The decrease of 33 basis points was due principally to the rise in interest rates during 1994 as the increased cost of funding sources outpaced the increase in yield on earning assets. The impact of the narrower margin in 1994 was substantially offset by growth in the corporation's average earning assets from $68.5 billion in 1993 to $72.0 billion in 1994.
   The provision for credit losses was $65 million in 1994 compared to $327 million in 1993, with the decline due to continued improvements in asset quality and significant reductions in net charge-offs. Net charge-offs decreased $346 million and nonperforming assets (NPAs) decreased $277 million to $761 million.
   Noninterest income, excluding securities gains (losses), totaled $1.56 billion during 1994 compared to $1.59 billion in 1993. Noninterest income was adversely affected by a decrease in mortgage banking revenues resulting from the negative impact of increasing interest rates on mortgage originations.
   Noninterest expense, excluding $185 million of merger and restructuring related charges, totaled $3.0 billion for the year ended December 31, 1994. Excluding the $161 million of merger and restructuring related charges and the $90 million charge related to accelerated amortization of mortgage servicing assets in 1993, noninterest expense was reduced by $368 million, or 11%. Significant reductions were noted in employee compensation and several other expense categories. These reductions are attributable to the successful implementation of strategies developed as part of the corporation's efficiency improvement programs.
   Total loans of $46.0 billion at December 31, 1994, represented an increase of approximately $2.3 billion, or 5%, compared to $43.7 billion at December 31, 1993.

INCOME STATEMENT ANALYSIS
NET INTEREST INCOME
------------------------------------ ---------- ---------
Year ended December 31
Dollars in millions
FTE basis                  1994      1993       1992
-------------------------- --------- ---------- ---------
Interest income              $5,208     $5,040    $5,273
Tax-equivalent adjustment
                                 52         46        45
Interest expense              2,161      1,917     2,337
-------------------------- --------- ---------- ---------
Net interest income          $3,099     $3,169    $2,981
-------------------------- --------- ---------- ---------

   Net interest income on an FTE basis for the year ended December 31, 1994, decreased $70 million compared to 1993, due primarily to a reduction in net interest margin. However, the negative impact of the reduction in net interest margin was substantially offset by growth in the corporation's average earning assets from $68.5 billion in 1993 to $72.0 billion in 1994.

NET INTEREST MARGIN AND INTEREST-RATE SPREAD
------------------------- --------- ------- ---------- -------
December 31               1994              1993
------------------------- --------- ------- ---------- -------
Taxable-equivalent rates  Average           Average
Dollars in millions       Balance   Rate    Balance    Rate
------------------------- --------- ------- ---------- -------
Money market
    instruments            $   588  4.99%     $   617  3.07%
Securities                  25,710  5.92       21,875  6.55
Loans and leases            44,102  8.17       43,283  7.99
Mortgages held for           1,322  6.90        2,384  7.10
resale
Other                          265  ---           325  ---
------------------------- --------- ------- ---------- -------
Total interest-earning
assets                      71,987  7.29       68,484  7.43
------------------------- --------- ------- ---------- -------
Deposits                    40,113  2.92       39,766  2.93
Short-term borrowings       15,355  4.07       12,807  3.03
Long-term debt               5,383  6.76        5,039  7.20
------------------------- --------- ------- ---------- -------
Interest-bearing            60,851  3.55       57,612  3.33
liabilities
------------------------- --------- ------- ---------- -------
Interest-rate spread                3.74               4.10
Interest-free sources
of funds                    11,136             10,872
------------------------- --------- ------- ---------- -------
Total sources of funds     $71,987  2.99%     $68,484  2.80%
------------------------- --------- ------- ---------- -------
Net interest margin                 4.30%              4.63%
------------------------- --------- ------- ---------- -------

   The net interest margin for 1994 decreased 33 basis points to 4.30% compared to 4.63% for 1993, primarily due to the impact of 1994's rising interest-rate environment on borrowed funds and narrowing spreads between interest earning assets and interest bearing liabilities.

   Average securities increased $3.8 billion in 1994; however, on a period-end basis, total securities decreased almost $3.7 billion. This decrease, comprised of primarily U.S. Treasury securities, resulted from the corporation's repositioning program aimed at reducing the corporation's exposure to rising interest rates.

   Average loans increased from $43.3 billion at December 31, 1993, to $44.1 billion at December 31, 1994. This $819 million increase reflects growth in commercial and consumer loan originations, partially offset by the sale of the corporation's factoring business and the loan discount recorded as part of the release of the Federal Deposit Insurance Corp. (FDIC) from its federal financial assistance agreements on certain loans purchased by Fleet.
   The average balance of mortgages held for resale decreased approximately $1.1 billion as a result of a less favorable interest-rate environment and the resultant negative impact on mortgage loan production.
   Average deposits increased to $40.1 billion at December 31, 1994, from $39.8 billion a year ago due to increased wholesale funding. The net interest rate paid on average deposits of 2.92% in 1994 remained relatively unchanged from the 2.93% in 1993. However, deposit costs rose in the latter part of 1994 and that trend is expected to continue in 1995.
   Average short-term borrowings increased $2.5 billion from $12.8 billion at December 31, 1993. This increase corresponds to the increase in average securities over the same period, partially offset by the decrease in short-term borrowings at Fleet Mortgage Group (FMG) due to the decrease in mortgages held for resale. Rising interest rates caused a 104 basis-point increase in the rate paid on short-term borrowings in 1994.
   The contribution to the net interest margin from interest-free sources during 1994 of 56 basis points increased slightly from 53 basis points in 1993.

NONINTEREST INCOME
--------------------------------- --------- --------- --------
Year ended December 31
Dollars in millions                   1994      1993     1992
--------------------------------- --------- --------- --------
Service charges, fees, and
   commissions                     $   438   $   423  $   408
Mortgage banking revenue               391       445      390
Investment services revenue            294       291      275
Student loan servicing fees             54        51       61
FDIC loan administration fees           52        45       17
Merchant discount fees                  35        31       24
Trading income                          26        38       37
Brokerage fees and
commissions                             18        23       20
Insurance                               15        19       21
Other noninterest income               233       222      222
--------------------------------- --------- --------- --------
  Total operating noninterest
     income                          1,556     1,588    1,475
--------------------------------- --------- --------- --------
Securities available for sale
  gains (loses)                        (1)       295      301
Gain on partial sale of FMG            ---       ---      121
--------------------------------- --------- --------- --------
Total noninterest income            $1,555    $1,883   $1,897
--------------------------------- --------- --------- --------

Total operating noninterest income totaled $1,556 million in 1994 compared to $1,588 million in 1993. This decrease is due primarily to reductions in mortgage banking revenue offset in part by an increase in fee-based revenues.

MORTGAGE BANKING REVENUE
----------------------------------- --------- ---------- ---------
Year ended December 31
Dollars in millions                     1994       1993      1992
----------------------------------- --------- ---------- ---------
Net loan servicing revenue              $285       $243      $249
Mortgage production revenue               31        176       120
Gains on sales of mortgage
   servicing                              75         26        21
----------------------------------- --------- ---------- ---------
Total mortgage banking
   revenue                              $391       $445      $390
----------------------------------- --------- ---------- ---------

   The 12% decline in mortgage banking revenue is largely due to lower mortgage production revenue, which dropped from $176 million in 1993 to $31 million in 1994. Such revenue includes income derived from the loan origination process and net gains on sales of mortgage loans, both of which have been adversely affected by a less favorable interest-rate environment. Offsetting the mortgage production revenue decline is increased net loan servicing revenue, which has increased 17% from $243 million in 1993 to $285 million in 1994. This increase is due mainly to reduced amortization charges on capitalized excess servicing taken during 1993. The $12 billion, or 16%, increase in the corporation's loan servicing portfolio from $77 billion at December 31, 1993, to $89 billion at

December 31, 1994, also contributed to the increase in net loan servicing revenue.
   Investment services revenue was relatively unchanged from 1993 levels as the poor overall performance of the stock and bond markets during 1994 made for a continuing difficult environment. Investment services revenue comprises primarily personal asset management fees, which include services provided to meet the unique financial needs of affluent individuals with custom portfolio management and trust services. Personal asset management fees also include mutual funds revenue, which is derived from managing the $6.4 billion of mutual funds created to meet the needs of specific market segments. Other components of investment services revenue include fees generated from providing investment management, record keeping, plan administration, and fiduciary services to employee benefit plans and revenue earned from Fleet's endowment and foundation management division. The investment services business had approximately $69 billion in assets under administration and management at December 31, 1994.
   Service charges, fees and commissions, which consist primarily of cash management services, electronic banking fees and other transaction related fees, totaled $438 million in 1994 compared to $423 million in 1993. This increase was primarily attributable to increases in electronic banking fees.
   The $3-million increase in student loan servicing fees from 1993 to 1994 is attributable to additional accounts added under the federal government's direct student lending program. FDIC loan administration fees increased $7 million during 1994. Such administration fees are expected to decline significantly in 1995 as loans are resolved. Merchant discount fees amounted to $35 million, a $4 million increase over 1993. The increase is attributable to a higher volume of transactions being processed.
   The corporation recognized $1 million of net losses on sales of securities in 1994, compared to $295 million of net securities gains in 1993. Although the corporation had net sales of approximately $3.8 billion in the current year, primarily U.S. Treasury securities, the interest-rate environment of 1994 did not allow for similar securities gains.

TRADING INCOME
------------------------------------------------------------
Year ended December 31
Dollars in millions               1994      1993    1992
------------------------------------------------------------
Debt securities                    $16       $27     $27
Foreign exchange contracts          11         6      11
Interest-rate contracts             (1)        5      (1)
------------------------------------------------------------
Total trading income               $26       $38     $37
------------------------------------------------------------


   The $12 million decrease in total trading income is primarily attributable to a $11 million decrease in debt securities trading income and a $6 million decrease in interest-rate contracts offset by a $5 million increase in foreign exchange gains. The decrease in securities trading gains was due to unfavorable market conditions in 1994 as increases in interest rates caused a decline in the bond market. Trading income on interest-rate contracts consists of gains and losses recorded on interest-rate contracts used in managing prepayment risk for the mortgage servicing portfolio as well as net gains recorded on customer-oriented interest-rate contracts. The decrease in trading income on interest-rate contracts is primarily due to $5.7 million of net losses on those contracts used in managing the prepayment risk for the mortgage servicing portfolio in 1994 compared to $3.3 million of net gains on these contracts in 1993.
   Fleet's brokerage fees and commissions decreased $5 million due primarily to unfavorable market conditions in the stock markets during 1994. Insurance revenue, which represents commissions on insurance premiums paid by Fleet's consumer customers, decreased $4 million primarily due to a decline in loan production at FMG and Fleet Finance.

NONINTEREST EXPENSE
----------------------------------------------------------------
Year ended December 31
Dollars in millions                     1994     1993      1992
----------------------------------- --------- -------- ---------
Employee compensation
   and benefits                       $1,428   $1,529    $1,432
Occupancy                                265      280       277
Equipment                                188      188       186
FDIC assessment                          114      128       120
Legal and other professional              95      100        89
Purchased mortgage servicing
   rights amortization                    90      247       113
Marketing                                 84       75        67
Core deposit and goodwill
   amortization                           65       60        51
Printing and mailing                      54       54        49
Telephone                                 54       57        54
OREO expense                              51      163       332
Office supplies                           43       49        49
Travel and entertainment                  36       34        31
Other                                    393      454       514
----------------------------------- --------- -------- ---------
   Total operating
     noninterest expense               2,960    3,418     3,364
Restructuring and merger
        related charges                  185      161       ---
Loss on sale of problem assets           ---      ---       115
----------------------------------- --------- -------- ---------
Total noninterest expense             $3,145   $3,579    $3,479
----------------------------------- --------- -------- ---------

   Total operating noninterest expense, excluding $185 million of restructuring and merger-related charges, totaled $3.0 billion for the year ended December 31, 1994. Excluding the $185 million restructuring and merger-related charges recorded in 1994 and the $161 million restructuring-related charge and the $90 million charge related to the accelerated amortization of mortgage servicing assets, both recorded in 1993, noninterest expense was reduced by approximately $368 million, or 11%. Significant reductions were noted in employee compensation and several other noninterest expense categories. These reductions are attributable to the successful implementation of numerous cost-cutting strategies developed as part of the corporation's efficiency improvement programs.
   The 64% decrease in purchased mortgage servicing rights amortization is due primarily to the $90-million charge related to mortgage servicing assets recognized by FMG in 1993, as high prepayment activity combined with projections of future prepayment activity significantly affected the value of such assets. The decrease also reflects the decline in mortgage refinancings resulting from the rising interest-rate environment experienced in 1994. FDIC assessment fees decreased 11% due to upgrades in the corporation's banking subsidiaries' regulatory ratings based upon the strength of their capital positions and other factors. Marketing expense increased 12% from 1993 to 1994 resulting from promotions relating to several new business initiatives undertaken during 1994, including several credit card programs. Other real estate owned (OREO) expense decreased 69% reflecting continued improvement in credit quality, down $112 million from the $163 million recorded in 1993. The decline in OREO expense over this period reflects the decline in the level of foreclosed properties and repossessed equipment, the stabilization of property values in the corporation's primary markets and the effective management of these assets.
  Charges totaling $84 million and $161 million were recorded in 1994 and 1993 respectively, in connection with a program to restructure the corporation's banking operations. These programs which commenced in the second quarter of 1993 and continued into 1994 were intended to enhance the corporation's competitive position through a comprehensive review of all its northeast banking operations. In addition, FMG and Fleet Finance each initiated separate reengineering programs in 1994 aimed at reducing costs, streamlining procedures, enhancing fee income, and improving customer service. In connection with these programs, $7 million and $12 million of restructuring charges were recorded at FMG and Fleet Finance, respectively. Refer to Note 8. of the Notes to the Supplemental Consolidated Financial Statements for further information regarding the corporation's restructuring accruals. Additionally, $101 million of merger related charges were incurred in 1994 to reflect the cost to integrate several acquisitions. Refer to Note 2. of the Notes to the Supplemental Consolidated Financial Statements for further information regarding the corporation's merger related charges.

INCOME TAXES

   In 1994, the corporation recognized income tax expense of $531 million, an effective rate of 38.2%. Tax expense for 1993 was $330 million, an effective tax rate of 30.0%. The effective rate increase during 1994 was primarily due to a reduction in the federal valuation reserve, which occurred in 1993. Deferred tax assets, net of the valuation reserves are expected to be realized from the recognition of future taxable income, and the reversal of existing deferred tax liabilities. For further information concerning the corporation's provision for income taxes, refer to Note 14 of the Notes to the Supplemental Consolidated Financial Statements.

BALANCE SHEET ANALYSIS
SECURITIES
December 31                                     1994                          1993                          1992
Dollars in millions                 Amortized Cost  Market Value  Amortized Cost  Market Value  Amortized Cost  Market Value
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
Securities available for sale:
  U.S. Treasury and government
    agencies                               $ 3,851       $ 3,667         $ 7,511       $ 7,686         $ 6,106        $ 6,355
  Mortgage-backed securities                 8,352         7,898           8,238         8,434           7,133          7,329
  State and municipal                          ---           ---             ---           ---             712            724
  Other debt securities                        180           179             250           257             181            188
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
    Total debt securities                   12,383        11,744          15,999        16,377          14,132         14,596
  Marketable equity securities                 360           356             419           438             268            299
  Other securities                             150           150              93            93              59             59
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
  Total securities available for
    sale                                   $12,893       $12,250         $16,511       $16,908         $14,459        $14,954
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
Securities held to maturity:
  U.S. Treasury and government
    agencies                               $ 1,980       $ 1,864         $ 1,746       $ 1,743       $     365      $     367
  Mortgage-backed securities                 4,158         3,924           3,677         3,735           4,037          4,030
  State and municipal                          843           842             734           748               3              3
  Other debt securities                      1,910         1,822           1,774         1,796             899            903
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
    Total debt securities                    8,891         8,452           7,931         8,022           5,304          5,303
  Other securities                             ---           ---             ---           ---             173            175
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
  Total securities held to
    maturity                               $ 8,891       $ 8,452         $ 7,931       $ 8,022         $ 5,477        $ 5,478
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------
Total securities                           $21,784       $20,702         $24,442       $24,930         $19,936        $20,432
----------------------------------- --------------- ------------- --------------- ------------- --------------- --------------


   The total amortized cost of the securities portfolio decreased $2.6 billion from $24.4 billion at December 31, 1993, to $21.8 billion at December 31, 1994. This decrease resulted from the corporation's repositioning program aimed at reducing the corporation's interest-rate exposure by generating cash to decrease the level of short-term borrowings.
   At December 31, 1994, the securities available for sale portfolio had net unrealized losses of $643 million compared to net unrealized gains of $397 million at December 31, 1993.

LOANS AND LEASES
   Loan and lease portfolios inherently include credit risk. Fleet attempts to control such risk through review processes that include careful analysis of credit applications, portfolio diversification, and ongoing examinations of outstandings and delinquencies. Fleet strives to identify potential classified assets early, to take charge-offs promptly based on realistic assessments of probable losses, and to maintain strong loss reserves. The corporation's portfolio is well-diversified by borrower, industry, product, and geographic area, thereby reducing risk.


LOANS AND LEASES
------------------------------------- --------- ----------
December 31
Dollars in millions                       1994       1993
------------------------------------- --------- ----------
Loans:
         Commercial and industrial     $19,675    $19,031
         Consumer                       10,893     10,229
         Residential real estate         8,529      7,378
         Commercial real estate:
                  Construction             666        637
                  Interim/permanent      4,789      5,279
         Lease financing                 1,483      1,159
------------------------------------- --------- ----------
Total loans and leases, net of
         unearned income               $46,035    $43,713
------------------------------------- --------- ----------

   Total loans and leases increased $2.3 billion to $46.0 billion at December 31, 1994, from $43.7 billion at December 31, 1993. This growth, principally in residential, consumer and commercial loans, was achieved through new loan originations across all banking franchises.

COMMERCIAL AND INDUSTRIAL
-------------------------------------- --------- ----------
December 31
Dollars in millions                        1994       1993
-------------------------------------- --------- ----------
Bank and insurance                     $  2,208   $  1,824
Communications                            2,094      1,547
Real estate/construction/contractors      1,771      1,852
Transportation                            1,265      1,123
Healthcare                                1,256      1,212
Food distribution and production          1,107      1,038
Business services                         1,051      1,176
Precious metals/jewelry                     915        964
Energy production and distribution          812        902
Tourism and entertainment                   776        665
Apparel and textiles                        736        764
Private households                          716        846
Forest products                             531        699
Other                                     4,437      4,419
-------------------------------------- --------- ----------
Total                                   $19,675    $19,031
-------------------------------------- --------- ----------

Commercial and industrial (C&I) borrowers consist primarily of middle-market corporate customers and are well-diversified as to industry and companies within each industry, thereby mitigating risk.

COMMERCIAL REAL ESTATE--PRODUCT DIVERSIFICATION
------------------------------------------------------------
December 31
Dollars in millions                        1994        1993
------------------------------------------------------------
Retail                                   $1,225      $1,115
Office                                    1,223       1,292
Apartments                                1,102       1,112
Industrial                                  436         526
Hotel                                       284         262
Land                                        131         213
Condominiums                                 81          94
Residential                                  75         186
Portfolio finance                           ---          24
Other                                       900       1,092
------------------------------------------------------------
Total                                    $5,455      $5,916
------------------------------------------------------------

   Fleet's Commercial Real Estate (CRE) portfolio decreased by $461 million in 1994. The corporation entered into several new lines of business, including national lending, public project finance, and real estate investment trusts. Fleet continues to look into new opportunities to help balance the portfolio and provide growth and diversity in order to improve the overall credit quality of the CRE portfolio.


CONSUMER AND RESIDENTIAL REAL ESTATE
------------------------------------- ------------ ------------
December 31
Dollars in millions                          1994         1993
------------------------------------- ------------ ------------
Residential real estate                  $  8,529     $  7,378
Home equity                                 6,007        5,738
Installment                                 2,067        2,331
Credit card                                 1,474        1,059
Student loans                               1,156          977
Other                                         189          124
------------------------------------- ------------ ------------
Total                                     $19,422      $17,607
------------------------------------- ------------ ------------

   Approximately 75% of the consumer and residential real estate portfolio represented loans secured by residential real estate, including second mortgage and home equity loans and lines of credit.
   Outstanding residential real estate loans secured by one- to four-family residences were $8.5 billion at December 31, 1994, compared to $7.4 billion at December 31, 1993. Except for selected programs, loans obtained through business acquisitions and loans held for asset/liability management purposes, residential mortgage loans in the corporation's banking franchise area are generally originated by FMG and are sold in the secondary market.
   Installment loans decreased 11% from $2.3 billion at December 31, 1993, to $2.1 billion at December 31, 1994.
   Credit card outstandings increased $415 million to $1.5 billion at December 31, 1994. The increase was due to new originations and special promotions including cobranding arrangements with major retailers
   The corporation manages the risk associated with most types of consumer loans by utilizing uniform credit standards when extending credit, together with enhanced computer systems that streamline the process of monitoring delinquencies and assisting in customer contact.

LEASE FINANCING
   Lease financing totaled $1.5 billion at December 31, 1994, compared to $1.2 billion at December 31, 1993. The 28% increase in lease financing is primarily attributable to increased volume obtained through geographic expansion and specialization in targeted industries. The corporation provides lease financing for mid- to large-sized equipment acquisitions through a nationwide network of sales offices.

FEDERAL FINANCIAL ASSISTANCE
   At December 31, 1994, certain loans totaling $393 million, comprised principally of commercial and CRE loans, are subject to FDIC loss-sharing agreements, whereby the FDIC generally reimburses Fleet for 80% of net charge-offs for periods ranging from three to five years from the date of acquisition.

NONPERFORMING ASSETS
ACTIVITY IN NONPERFORMING ASSETS
---------------------------------- ------------ ------------
Year ended December 31
Dollars in millions                       1994         1993
---------------------------------- ------------ ------------
Balance at beginning of year            $1,038       $2,014
Additions                                  704        1,027
Reductions:
         Payments/interest               (438)        (810)
applied
         Returned to accrual              (81)        (317)
         Charge-offs/writedowns          (330)        (587)
         Sales/other                     (132)        (289)
---------------------------------- ------------ ------------
         Total reductions                (981)      (2,003)
---------------------------------- ------------ ------------
Balance at end of year                  $  761       $1,038
---------------------------------- ------------ ------------

   NPAs decreased $277 million, or 27%, from December 31, 1993, due to continued improvement in the portfolio. The largest decreases were noted in the Connecticut, New York, and Rhode Island banking franchises. During 1994, nonperforming asset additions were $704 million, a 31% improvement over 1993. Reductions in NPAs during the year were primarily attributable to payments, loan charge-offs, and sales.

NONPERFORMING ASSETS(a)
------------------------------------------------------------------
Dollars in          Commercial and   Commercial
millions             Industrial      Real Estate  Consumer   Total
------------------------------------------------------------------
Nonperforming loans
  and leases:
  Current or less than
     90 days past due      $ 76         $ 94        $ 16     $186
  Noncurrent                157          110         213      480
OREO                          3           57          35       95
------------------------------------------------------------------
Total NPAs at
  December 31, 1994        $236         $261        $264   $  761
------------------------------------------------------------------
Total NPAs at
  December 31, 1993        $396         $332        $310   $1,038
------------------------------------------------------------------

(a)Throughout this document, NPAs and related ratios do not include loans greater than 90 days past due and still accruing interest ($139 million and $120 million at December 31, 1994 and 1993, respectively), or assets subject to federal financial assistance ($59 million and $140 million at December 31, 1994 and 1993, respectively).

   Consumer NPAs decreased $46 million to $264 million at December 31, 1994, compared to $310 million at December 31, 1993, while commercial and industrial NPAs decreased $160 million from December 31, 1993, due to reduced inflow, workout measures, and improving economic conditions. Fleet's nonperforming loans and leases decreased $171 million and OREO was reduced $106 million from December 31, 1993.

   NPAs at December 31, 1994, as a percentage of total loans, leases, and OREO, and as a percentage of total assets, were 1.65% and .94%, respectively, compared to 2.36 % and 1.31 %, respectively, at December 31, 1993. At December 31, 1994 and 1993, loans in the 90 days past due and still accruing interest category amounted to $139 million and $120 million, respectively, which included approximately $102 million and $76 million, respectively, of consumer loans. Although these amounts are not included in NPAs, management reviews loans in this category when considering risk elements to determine the adequacy of Fleet's credit loss reserve.

RESERVE FOR CREDIT LOSSES
RESERVE FOR CREDIT LOSS ACTIVITY
----------------------------------------------------------------------------
Year ended December 31
Dollars in millions              1994       1993     1992     1991     1990
----------------------------------------------------------------------------
Balance at beginning of year   $1,669      $1,937   $2,065   $1,671   $1,097
Gross charge-offs:
  Commercial and industrial        91         257      383      354      281
  Consumer                        130         133      136      169      131
  Commercial real estate           95         269      367      329      280
  Residential real estate          52          49      121       35        9
  Lease financing                   9          21       34       26       31
----------------------------------------------------------------------------
    Total charge-offs, gross      377         729    1,041      913      732
----------------------------------------------------------------------------
Recoveries:
  Commercial and industrial        60          63       50       39       26
  Consumer                         35          34       29       28       30
  Commercial real estate           27          34       32       14       10
  Residential real estate          11           4        4        1      ---
  Lease financing                   5           9        3        3        3
----------------------------------------------------------------------------
    Total recoveries              138         144      118       85       69
----------------------------------------------------------------------------
Net charge-offs                   239         585      923      828      663
Provision                          65         327      728      995    1,236
Acquired/other                      1         (10)      67      227        1
----------------------------------------------------------------------------
Balance at end of year         $1,496      $1,669   $1,937   $2,065   $1,671
----------------------------------------------------------------------------

Ratio of net charge-offs
to average loans and leases       .54%     1.35%      2.15%    2.02%    1.68%
----------------------------------------------------------------------------
Ratio of reserve for credit
   losses to year-end loans and
   leases                        3.25%     3.82%      4.43%    4.73%    4.48%
----------------------------------------------------------------------------
Ratio of reserve for credit
   losses to year-end NPAs        196%      161%        96%      65%      52%
----------------------------------------------------------------------------
Ratio of reserve for credit
  losses to year-end nonper-
  forming loans and leases        224%      199%       129%      93%      66%
----------------------------------------------------------------------------

RESERVE FOR CREDIT LOSS ALLOCATION
      --------------------------------------------------------------------------------------------------------------------------
      December 31                      1994                1993                  1992               1991               1990
      --------------------------------------------------------------------------------------------------------------------------
                                       Percent            Percent                Percent           Percent            Percent
                                       of Loan            of Loan                of Loan           of Loan            of Loan
                                       Type to            Type to                Type to           Type to            Type to
      Dollars in millions              Total              Total                  Total             Total              Total
                               Amount  Loans      Amount  Loans       Amount     Loans     Amount  Loans      Amount  Loans
      --------------------------------------------------------------------------------------------------------------------------

      Commercial and            $  620     42.7 %  $  678     43.5  %  $  895     43.1 %  $  878     39.6 %  $  942     40.9  %
      industrial
      Consumer                     226     23.7       196     23.4        222     21.5       187     21.9       147     22.0
      Commercial real estate:
         Construction               17      1.5         7      1.4         39      3.3       ---      4.3       ---      7.2
         Interim/permanent         190     10.4       241     12.1        317     12.5       353     14.4       263     11.3
      Residential real estate       47     18.5        50     16.9         60     17.0        81     16.2        65     13.7
      Lease financing               18      3.2        36      2.7         31      2.6        33      3.6        26      4.9
      Other                        ---      ---       ---      ---        ---      ---       ---      ---       ---      ---
      Unallocated                  378      ---       461      ---        373      ---       533      ---       228      ---
      --------------------------------------------------------------------------------------------------------------------------
      Total                     $1,496    100.0 %  $1,669    100.0  %  $1,937    100.0 %  $2,065    100.0 %  $1,671    100.0  %
      --------------------------------------------------------------------------------------------------------------------------

   Fleet's reserve for credit losses decreased $173 million from December 31, 1993, to $1,496 million at December 31, 1994. The corporation's ratios of reserve for credit losses to NPAs and reserve for credit losses to nonperforming loans and leases have steadily improved due to the decline in nonperforming loans and leases. The decrease in the provision for credit losses from $327 million for 1993 to $65 million for 1994 reflects the continued reduction in charge-offs and NPAs as well as a general improvement in economic conditions. Net charge-offs decreased $346 million to $239 million in 1994, compared to $585 million in 1993. The ratio of net charge-offs to average loans and leases decreased to .54 % at December 31, 1994, from 1.35% at December 31, 1993.
   The reserve for credit losses represents amounts available for future credit losses and reflects management's ongoing detailed review of certain individual loans and leases, supplemented by analyses of historic net charge-off experience of the portfolio and an evaluation of current and anticipated economic conditions and other pertinent factors. Based on these analyses, the corporation believes that its year-end reserve is adequate.
   Loans and leases (or portions thereof) deemed uncollectable are charged against the reserve, while recoveries of amounts previously charged off are added to the reserve. Loss provisions charged to earnings are added to the reserve. Amounts are charged off once the probability of loss has been established, with consideration given to factors such as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.



FUNDING SOURCES
COMPONENTS OF FUNDING SOURCES
------------------------------------- ----------- -----------
December 31
Dollars in millions                         1994        1993
------------------------------------- ----------- -----------
Deposits:
  Demand                                 $12,028     $11,228
  Regular savings, NOW,
       money market                       23,870      25,414
  Time:
    Domestic                              14,338      12,379
    Foreign                                5,292         806
------------------------------------- ----------- -----------
    Total deposits                        55,528      49,827
------------------------------------- ----------- -----------
Borrowed funds:
  Federal funds purchased                  2,753       2,151
  Securities sold under
       agreements to repurchase            6,170       7,304
  Commercial paper                           835       1,337
  Other                                    2,828       5,584
------------------------------------- ----------- -----------
    Total borrowed funds                  12,586      16,376
------------------------------------- ----------- -----------
Notes and debentures                       5,931       5,217
------------------------------------- ----------- -----------
Total                                    $74,045     $71,420
------------------------------------- ----------- -----------

Total deposits increased $5.7 billion to $55.5 billion at December 31, 1994, from $49.8 billion at December 31, 1993, primarily due to an increase in wholesale funding. In addition, the corporation's mix of total deposits has shifted slightly as foreign time deposits and domestic time deposits have increased by $4.5 billion and $2.0 billion, respectively, while regular savings, NOW, and money market deposits have decreased by $1.5 billion.

    Certificates of deposit (CDs) and other time deposits issued by domestic offices in amounts of $100,000 or more as of December 31, 1994, will mature as follows;

Maturity of Time Deposits
--------------------------------------------------
 December 31, 1994
 Remaining maturity    Certificates     All Other
 Dollars in millions     of Deposit  Time Deposits
--------------------------------------------------
 3 months or less            $1,828           $108
 3 to 6 months                  429            116
 6 to 12 months                 629            102
 Over 12 months               1,540            236
--------------------------------------------------
 Total                       $4,426           $562
--------------------------------------------------

   Total borrowed funds decreased $3.8 billion from December 31, 1993, to December 31, 1994, as a result of the corporation's repositioning program aimed at reducing interest-rate exposure through decreasing levels of short-term borrowings. Other short-term borrowings include: treasury, tax, and loan; bank notes; and revolving credit facilities at FMG and Fleet. The amount outstanding under the revolving credit facility at FMG decreased $440 million to $500 million at December 31, 1994. This decrease and the $639 million decrease in commercial paper resulted from the corresponding $2.5 billion decline in mortgages held for resale.

   The balance of notes and debentures increased $714 million as repayments of $700 million were replaced by new issuances of approximately $1.4 billion. New issuances included $1 billion of floating-rate bank notes due in 1995 and 1996, $200 million of 5.50% Notes due 1995, $200 million of 7.25% Notes due 1999, $200 million of 7.25% Notes due 1997, and $25 million of 5.60% Notes due 1995. The proceeds from these issuances were primarily used for general corporate purposes, including the repurchase of Fleet's common stock in connection with the NBB Bancorp merger and repayments of current maturities of long-term debt.

ASSET/LIABILITY MANAGEMENT

   The asset/liability management process at Fleet ensures that the risk to earnings fluctuations from changes in interest rates is prudently managed.

   Asset/liability management uses three key measurements to monitor interest-rate risk: (1) the interest-rate sensitivity "gap" analysis; (2) a "rate shock" to measure earnings volatility due to an immediate increase or decrease in market interest rates of up to 200 basis points; and (3) simulations of net interest income under alternative balance sheet and interest-rate scenarios.

   Internal parameters have been established as guidelines for monitoring the gap analysis and the 200 basis-point rate shock, which are reported to both corporate and bank asset/liability committees as well as the boards of directors. These guidelines serve as benchmarks for determining actions to balance the current position against overall strategic goals.

Interest-Rate Gap Analysis
-------------------------------------------------------------------------------
                               Cumulatively Repriced Within
-------------------------------------------------------------------------------
December 31, 1994
Dollars in millions   3 Months     4 to 12     1 to 5      After 5
by repricing date     or Less       Months      Years       Years       Total
-------------------------------------------------------------------------------
Cash and cash
 equivalents           $ 6,254     $   49     $   ---      $ 2,267      $ 8,570
Securities               1,968      4,844      10,213        4,235       21,260
Loans and Interests     25,980      7,294       8,239        4,522       46,035
Mortgages held for
  resale                   560        ---         ---          ---          560
Other assets               217        557       1,088        2,739        4,601
-------------------------------------------------------------------------------
Total assets            34,979     12,744      19,540       13,763       81,026
-------------------------------------------------------------------------------
Deposits:
 Demand                 3,336         ---         968        7,724       12,028
Savings                 15,543        ---         ---        8,327       23,870
Time                     9,365      5,485       4,670          110       19,630
-------------------------------------------------------------------------------
 Total deposits         28,244      5,485       5,638       16,161       55,528
-------------------------------------------------------------------------------
Short-term
 borrowings             12,279        212          95         ---        12,586
Long-term debt           2,621        557       1,701       1,052         5,931
Other liabilities          242        ---         176       1,092         1,510
Stockholders' equity       ---        ---         273       5,198         5,471
-------------------------------------------------------------------------------
Total liabilities and
equity                  43,386      6,254       7,883       23,503       81,026
-------------------------------------------------------------------------------
Net off-balance sheet    (399)       (312)      2,359       (1,648)         ---
-------------------------------------------------------------------------------
Periodic gap           (8,806)      6,178      14,016      (11,388)         ---
Cumulative gap         (8,806)     (2,628)     11,388             0         ---
Cumulative gap as a
 percent of total
  assets               (10.9)%     (3.2)%      14.1%
-------------------------------------------------------------------------------

Interest-rate gap analysis provides a static analysis of the repricing characteristics of the entire balance sheet. It is prepared by scheduling assets and liabilities into time bands based on their next opportunity to reprice. For floating-rate instruments, the entire balances are placed at the next date on which their rates could be reset and for fixed-rate instruments the balances are placed in time bands according to their principal repayment schedules. It is necessary to apply further assumptions to refine this process. For instance, in order to recognize the potential for mortgage-related instruments to experience early payments of principal, a prepayment assumption based on management's expectations is layered on top of the scheduled principal payments. Other categories that are scheduled using management assumptions, which are based on historic analysis of Fleet and industry data, include noncontractual deposits, such as interest-bearing checking, savings, and money market deposits. Management continues to analyze recent Fleet and industry data in order to maintain reasonable gap placements, based upon historic and expected pricing methodologies.
   At December 31, 1994, the corporation was 3.2% liability sensitive at the one-year cumulative gap interval. Fleet's one-year cumulative gap guideline is plus or minus 10% of total assets.

INTEREST-RATE RISK-MANAGEMENT ANALYSIS
      ----------------------------------------------------------------------------------------------------------------------
                                                                           Weighted
                                                                           Average                     Weighted Average
      December 31, 1994                  Notional    Assets/ Liabilities   Maturity                          Rate
      Dollars in Millions                Value       Hedged                (years)    Fair Value      Receive
                                                                                                   Pay
      ----------------------------------------------------------------------------------------------------------------------
      INTEREST RATE SWAPS
      Receive-fixed/pay-variable swaps        $1,290 Variable-rate loans
                                                 607 Fixed-rate deposits
                                                 485 Short-term borrowings
                                                 491 Long-term debt
                                         ------------
                                               2,873                          1.5        $ (44)        6.98        6.45
      ----------------------------------------------------------------------------------------------------------------------
      Pay-fixed/receive-variable               2,084 Short-term borrowings    3.0          67          5.71        6.85
      ----------------------------------------------------------------------------------------------------------------------
      Basis swaps                                 35 Fixed rate deposits
                                                 650 Long-term debt
                                               2,920 Securities
                                         ------------
                                               3,605                          2.9         (1)          6.87        7.05
      ----------------------------------------------------------------------------------------------------------------------
      Index-amortizing swaps
        receive-fixed/pay-variable             4,119 Variable-rate loans      1.9        (234)         5.06        7.31
      ----------------------------------------------------------------------------------------------------------------------
      Total interest rate swaps              $12,681                          2.3        $(212)        6.12        6.97
      ----------------------------------------------------------------------------------------------------------------------
      OTHER INTEREST RATE INSTRUMENTS
      Interest rate cap agreements          $  1,775 Short-term borrowings    0.9         $ 43
      ----------------------------------------------------------------------------------------------------------------------
      Interest rate corridor agreements        1,031 Short-term borrowings    1.5         (5)
      ----------------------------------------------------------------------------------------------------------------------
      Interest rate collar agreements            500 Short-term borrowings    0.2         (1)
      ----------------------------------------------------------------------------------------------------------------------
      Futures contracts sold                   6,005 Loans/Securities         0.8          21
      ----------------------------------------------------------------------------------------------------------------------
      Total other instruments               $  9,311                          0.9         $ 58
      ----------------------------------------------------------------------------------------------------------------------
      Total interest rate instruments        $21,992                                     $(154)
      ----------------------------------------------------------------------------------------------------------------------



   The off-balance-sheet position is comprised of interest rate instruments used to manage interest-rate risk within clearly defined and prudent parameters on the basis of the current interest-rate environment. Since interest-rate instruments are used to hedge specific assets and liabilities, the analysis considers the interest-rate sensitivity of specific portfolios, as well as the entire balance sheet. There are situations where interest-rate instruments will be executed that increase existing asset or liability sensitivity (as measured by the gap position), but the resulting risk profile is desired and within Fleet's asset/liability management guidelines. Fleet considers the duration of the instruments hedge program within its asset/liability management parameters for interest-rate risk management.
   Derivative instruments totaling $22 billion (notional amount) are being used for interest-rate risk-management purposes. These derivative instruments consist of interest-rate swaps, options and financial futures.
   At December 31, 1994 the corporation had approximately $12.7 billion of interest rate swaps outstanding, including $4.1 billion of index-amortizing swaps. Under the terms of the index-amortizing swaps, Fleet receives a fixed rate and pays a floating rate based on certain indices. Under certain conditions, if these indices fall below a specified range the swaps would amortize (i.e., the swaps would wholly or partly mature); if these indices are above the specified range, none of the swaps would amortize.
   The periodic net settlement of interest rate swap agreements is recorded as an adjustment to net interest income. Interest rate swaps generated $3.7 million of net interest expense during 1994. In September 1994, Fleet terminated a substantial portion of pay-fixed swaps resulting in a net deferred gain of $61 million, which is being amortized over the remaining contract life of the interest rate swaps of approximately four years.
   In addition to interest rate swap agreements, the corporation utilizes interest rate cap and floor agreements to manage interest rate risk. Interest rate cap and floor agreements are similar to interest rate swap agreements except that interest payments are only made or received if current interest rates rise above/below a predetermined interest rate. At year-end 1994, the corporation had approximately $1.8 billion in notional amounts of purchased interest rate cap agreements and $500 million in notional amounts of interest rate collar arrangements (consisting of a cap and floor) outstanding. The corporation also had approximately $1.0 billion in notional amounts of interest rate corridor agreements outstanding, which consist of a cap that is sold for a higher strike rate than the one that is purchased. Interest rate corridors are utilized to protect the corporation from a contraction in the interest rate spread due to a moderate rise in interest rates. The periodic net settlement on interest rate cap and floor agreements, inclusive of premium amortization, resulted in a decrease in net interest income of $2.4 million in 1994. At December 31, 1994 the unamortized premium recorded in the corporation's balance sheet related to such agreements totaled $32.8 million.

   Exchange-traded futures contracts are also used by the corporation to manage interest rate exposure. The notional amounts of futures contracts sold at December 31, 1994 were approximately $6.0 billion, an increase of $3.5 billion from $2.5 billion at December 31, 1993.
   The interest-rate risk-management instrument activity for the year ended December 31, 1994, is summarized in the following table (all amounts are notional amounts);



-------------------------------------------------------------------------------------------------------------------------------

INTEREST-RATE RISK-MANAGEMENT INSTRUMENT ACTIVITY
                                           Interest rate swaps
                                -------------------------------------------
     Year ended December 31,    Receive-  Pay-                 Index-
     1994
     Dollars in millions        Fixed     Fixed      Basis     Amortizing  Caps     Corridors  Collars    Futures   Total
     --------------------------------------------------------------------------------------------------------------------------
     Notional amounts:
     Balance at beginning of year  $2,390     $1,928 $     ---      $3,670   $  950     $2,406  $     ---    $2,528    $13,872
       Additions                    1,611      1,886     3,605         500      825        275        500    30,497     39,699
       Maturities                  (1,128)      (434)       ---        (51)      ---    (1,650)        ---  (27,020)   (30,283)
       Terminations                   ---     (1,296)       ---         ---      ---                   ---       ---    (1,296)
     --------------------------------------------------------------------------------------------------------------------------
     Balance at end of year        $2,873     $2,084    $3,605      $4,119   $1,775     $1,031       $500    $6,005    $21,992
     --------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------
MATURITIES OF THE INTEREST-RATE RISK
MANAGEMENT INSTRUMENTS
-------------------------------------------------------------------
December
31, 1994
Dollars in         Within  1 to   2 to   3 to  4 to   After  Total
millions             1      2      3      4     5      5
                   Year   Years  Years  Years Years  Years
-------------------------------------------------------------------
Notional amounts:
Interest Rate
  Swaps
Receive-fixed    $1,497 $ 710   $ 375   $  95 $ 136  $  60 $2,873
Pay-fixed            94   680     660     ---   450    200  2,084
Basis               650   ---     890   2,030    35    ---  3,605
Index-
amortizing          --- 3,219     500     200   200    ---  4,119
-------------------------------------------------------------------
Total interest
  rate swaps     $2,241 $4,609 $2,425  $2,325 $ 821  $ 260 $12,681
-------------------------------------------------------------------
Other
Caps             $1,225   $400 $  ---  $  --- $ 150  $ --- $ 1,775
Corridors           300    420    311     ---   ---    ---   1,031
Collars             500    ---    ---     ---   ---    ---     500
Futures           4,732  1,210     63     ---   ---    ---   6,005
-------------------------------------------------------------------
Total other
  instruments    $6,757 $2,030   $374  $  --- $ 150  $ --- $ 9,311
-------------------------------------------------------------------
Total interest
    rate
instruments      $8,998 $6,639 $2,799  $2,325 $ 971  $ 260 $21,992
-------------------------------------------------------------------


LIQUIDITY
   Liquidity is the ability of the corporation to meet each maturing obligation or customer demand for funds. Liquidity is provided through issuing liabilities, selling assets, or allowing assets to mature. The corporation's Senior Asset and Liability Committee (Senior ALCO) is responsible for implementing the Board of Directors' policies and guidelines for the maintenance of prudent levels of liquidity. The Senior ALCO is responsible for monitoring the performance of each of the banking subsidiaries and the parent company relative to these policies and guidelines.
   The primary sources of liquidity for the parent company are interest and dividends from subsidiaries and access to the capital and money markets. Dividends from banking subsidiaries are limited by various regulatory requirements related to capital adequacy and earning trends. The dividend payment capacity of Fleet Bank of Massachusetts and Fleet Bank, N.A. (Conn.) is subject to agreements with certain investment partnerships. Refer to Note 11 to the Notes to Supplemental Consolidated Financial Statements for further information.
   The corporation's subsidiaries rely on cash flows from operations, core deposits, borrowings, short-term high-quality liquid assets, and in the case of the nonbanking subsidiaries, funds from the parent company for liquidity. FMG has a separate funding program that includes two revolving-warehouse credit agreements totaling $2.2 billion at December 31, 1994, an increase from the $1.75 billion available at December 31, 1993. FMG also has a shelf registration that provides for the issuance of debt securities. At December 31, 1994, $47 million of debt securities were available for future issuance under this shelf registration. FMG also sells commercial paper to fund short-term needs. At December 31, 1994, FMG had commercial paper outstanding of $108 million compared to $747 million at December 31, 1993.

   At December 31, 1994, Fleet, excluding FMG, had commercial paper outstanding of $727 million, including $472 million placed directly by Fleet in its local markets, compared to $591 million and $401 million, respectively, at December 31, 1993. The corporation has backup lines of credit to ensure that funding is not interrupted if commercial paper is not available. In December 1994, Fleet renegotiated its revolving line of credit agreement increasing the total amount of funds available to $1.0 billion from $800 million previously. At December 31, 1994 and 1993, Fleet had no outstanding balances under the line of credit. The corporation's banking subsidiaries, excluding the New Hampshire, Florida, and the former Shawmut-New York banking subsidiaries, established a $4 billion bank note program of which $2.6 billion is outstanding at December 31, 1994.
   Through the issuance of senior debt, the corporation raised $400 million in 1994, thereby strengthening its liquidity position. During 1993, Fleet also filed a universal shelf registration with the Securities and Exchange Commission
(SEC), which combined existing debt and preferred stock shelf registrations with a registration of an additional $500 million of securities. This universal shelf registration provides for the issuance of common and preferred stock, senior or subordinated debt securities, and other debt securities. The total amount of funds available as of December 31, 1994, under the corporation's shelf registrations was $1.4 billion.
   As of November 30, 1995, $193 million remained available from the corporation's shelf registration. On October 24, 1995, the corporation filed a new registration statement for an additional $750 million in securities, which became effective on November 29, 1995.
   The corporation's preferred stock, senior and subordinated debt, and commercial paper regulatory ratings were upgraded by Moody's and Duff & Phelps rating services during 1994. These upgrades reflect Fleet's strong balance sheet, positive earnings trend, and continued improvement in asset quality.
   As shown in the Supplemental Consolidated Statement of Cash Flows, cash and cash equivalents increased by $4.7 billion during 1994. This increase was primarily due to $3.6 billion of net cash provided by operating activities and $1.1 billion of net cash provided by financing activities. Net cash provided by operating activities was principally generated by income from operations and proceeds from the sale of mortgages held for resale, offset in part by originations and purchases of such mortgages.
Net cash provided by financing activities was generated principally from a net increase in long-term debt.


CAPITAL
----------------------------------------------------------------
December 31
Dollars in millions                           1994       1993
----------------------------------------------------------------
Risk-adjusted assets                       $60,650    $52,430
Tier 1 risk-based capital (4% minimum)        9.14 %    10.44 %
Total risk-based capital (8% minimum)        12.92      14.89
Leverage ratio                                7.15       7.07
Common equity-to-assets                       6.06       6.65
Total equity-to-assets                        6.75       7.53
Tangible total equity-to-assets               5.18       6.30
Capital in excess of minimum
  requirements:
  Tier 1 risk-based                        $ 3,120    $ 3,376
  Total risk-based                           2,983      3,611
  Leverage                                   2,445      2,375
----------------------------------------------------------------

   A financial institution's capital serves to support growth and provide protection against loss to depositors and creditors. Equity capital represents the stockholders' investment in the corporation. Management strives to maintain an optimal level of capital on which an attractive return to the stockholders will be realized over both the short and long term, while serving depositors' and creditors' needs.
   Banks and bank holding companies must also observe the minimum requirements enforced by the federal and, if applicable, state banking regulators. Regulatory capital is defined in terms of Tier 1 and Tier 2 capital (together, total capital). Tier 1 capital consists of stockholders' equity (both common and perpetual preferred stock) and minority interest, net of goodwill, and certain intangible assets. Tier 2 capital consists of a limited amount of loss reserves, subordinated debt (weighted relative to years to maturity), and limited-life preferred stock. Tier 1, total capital, and leverage ratios do not include any adjustments for unrealized gains and losses relating to securities available for sale except unrealized gains and losses relating to marketable equity securities.
   Regulatory capital requirements are set forth in terms of (1) the leverage ratio (Tier 1/quarterly average assets); (2) risk-based Tier 1 capital (Tier 1/risk-weighted on- and off-balance-sheet assets); and (3) risk-based total capital (total capital/risk-weighted on- and off-balance-sheet assets). The minimum requirements for each of these ratios is 4%, 4%, and 8%, respectively. In addition, under the FDIC Improvement Act (FDICIA), banks are categorized according to their capital levels into one of five categories ranging from "well-capitalized" to "critically undercapitalized." Each category serves to determine a bank's deposit insurance premium (together with regulatory evaluations) as well as any mandated restrictive regulatory actions. As of December 31, 1994, all of the Fleet affiliate banks were categorized as "well-capitalized," which provides for minimum leverage, Tier 1, and total capital ratios of 5%, 6%, and 10%, respectively.
   The decrease in the corporation's risk-based regulatory ratios during 1994 was primarily due to increased standby letters of credit and a change in the composition of the balance sheet due to higher risk-weighted commercial loans and the expiration of the federal financial assistance agreement with the FDIC relating to loans acquired as part of the BNE acquisition in 1991.

COMPARISON OF 1993 WITH 1992
   Fleet reported net income for 1993 of $764 million, or $2.82 per share before cumulative effect of a change in method of accounting, an increase of 120% over 1992 net income of $348 million, or $1.33 per share before an extraordinary credit. The improved results reflect increased net interest income due to favorable interest-rate spreads and reduced asset-quality costs as a result of a significant reduction in NPAs and a lower level of net credit losses. The provision for credit losses decreased by $401 million, and OREO expense declined by $169 million.

NET INTEREST MARGIN AND INTEREST-RATE SPREAD
------------------------- ---------------- ----------------
December 31                    1993             1992
------------------------- ---------------- ----------------
Taxable equivalent rates  Average          Average
Dollars in millions       Balance   Rate   Balance  Rate
------------------------- --------- ------ -------- -------
Securities                 $21,875  6.55%  $18,361  7.69%
Loans and leases            43,283  7.99    43,029  8.57
Other                        3,326  5.80     3,869  5.63
------------------------- --------- ------ -------- -------
Total interest-earning      68,484  7.43    65,259  8.15
assets
------------------------- --------- ------ -------- -------
Interest-bearing liabilities57,612  3.33    54,995  4.25
------------------------- --------- ------ -------- -------
Interest-rate spread                4.10            3.90
Interest-free sources of
  funds                     10,872          10,264
------------------------- --------- ------ -------- -------
Total sources of funds     $68,484  2.80%  $65,259  3.58%
------------------------- --------- ------ -------- -------
Net interest margin                 4.63%           4.57%
------------------------- --------- ------ -------- -------


   Net interest income on an FTE basis for the year ended December 31, 1993, increased 6% to $3,169 million reflecting a higher net interest margin, caused by the decreased cost of liabilities outpacing the decreased yield on assets during 1993 while earning asset levels increased slightly.

RECENT ACCOUNTING DEVELOPMENTS
   The FASB has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which the corporation adopted on January 1, 1995, requiring, among other things, that creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected future cash flows discounted at the loan's effective interest rate, or observable market price of the impaired loan, or the fair value of the collateral if the loan is collateral-dependent. The FASB also issued Statement No. 118, which amended Statement No. 114, by allowing creditors to use their existing methods of recognizing interest income.
The adoption of these standards does not have a material impact on the corporation or its results of operations.

   In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122 "Accounting for Mortgage Servicing Rights" (SFAS 122). SFAS 122 requires that an entity recognize, as separate assets, rights to service mortgage loans for others irrespective of how those servicing rights are acquired (i.e., whether purchased or originated) by allocating the total cost of the loans between the loan and the servicing rights thereto based on their relative fair values. The corporation adopted this statement as of April 1, 1995, with application to transactions in which the corporation acquires mortgage servicing rights (MSRs) through either purchase or origination of mortgage loans and sells those loans with servicing rights retained, and to impairment evaluations of all capitalized MSRs. The incremental impact of capitalizing originated mortgage servicing rights in accordance with SFAS 122 is not anticipated to have a material impact on the corporation or its results of operations.

   SFAS 122 requires that capitalized mortgage servicing rights be assessed for impairment based upon the fair value of those rights. Fair value is estimated using a valuation model which considers market consensus loan prepayment predictions, historic prepayment rates, mortgage interest rates, and other economic factors. For purposes of impairment evaluation and measurement, MSRs are stratified based on the predominant risk characteristics of the underlying loans which for the corporation's MSRs, includes ranges of interest rates within product types. To the extent that the carrying value of MSRs exceeds fair value by individual stratum, a valuation allowance is established. The allowance may be adjusted in the future as MSR values increase or decrease. The cost of MSRs is amortized over the estimated period of net servicing revenues.

RATE/VOLUME ANALYSIS (UNAUDITED)
------------------------------------------------- ------------------------------------ ------------------------------------
                                                         1994 Compared to 1993                1993 Compared to 1992
                                                     Increase (Decrease) Due to(a)        Increase (Decrease) Due to(a)
Dollars in millions                                    Volume        Rate         Net       Volume        Rate         Net
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
Interest earned on:(b)
  Interest-bearing deposits                           $    10     $     3         $13         $(1)        $(1)        $(2)
  Federal funds sold and securities purchased
    under agreements to resell                             12        (15)         (3)         (16)         ---        (16)
  Trading account securities                              (1)           1         ---          ---         (1)         (1)
  Securities available for sale                           142        (79)          63            6       (148)       (142)
  Securities held to maturity                              44        (27)          17          184        (40)         144
  Nontaxable securities                                     8         (1)           7           14           6          20
  Loans and leases                                         71          84         155           22       (251)       (229)
  Mortgages held for resale                              (73)         (5)        (78)        (183)         177         (6)
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
    Total interest-earning assets                         213        (39)         174           26       (258)       (232)
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
Interest paid on:
  Deposits:
    Savings                                               (6)        (26)        (32)           51       (242)       (191)
    Time                                                   28           9          37        (183)       (159)       (342)
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
     Total interest-bearing liabilities                    22        (17)           5        (132)       (401)       (533)
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
  Short-term borrowings                                    87         151         238          113        (31)         82
  Long-term debt                                           10         (9)           1           59        (28)         31
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
    Total interest-bearing liabilities                    119         125         244           40       (460)       (420)
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------
Net interest differential(c)                            $  94      $(164)       $(70)        $(14)        $202        $188
------------------------------------------------- ------------ ----------- ----------- ------------ ----------- -----------

(a)The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the changes in each.
(b)A tax-equivalent adjustment has been included in the calculations to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates. The FTE adjustment included in interest income was $52 million in 1994; $46 million, 1993; $45 million, 1992; $68 million, 1991; and $134 million, 1990.
(c)Includes fee income of $108 million, $119 million, and $124 million for the years ended December 31, 1994, 1993, and 1992, respectively.



LOAN AND LEASE MATURITY (UNAUDITED)
-------------------------- ------- -------- -------- --------
December 31, 1994          Within  1 to 5   After
Dollars in millions        1 Year  Years    5 Years  Total
-------------------------- ------- -------- -------- --------
Commercial and industrial  $13,972 $ 3,849  $ 1,854  $19,675
Consumer                     5,111   3,856    1,926   10,893
Commercial real estate:
  Construction                 451     159       56      666
  Interim/permanent          2,760   1,426      603    4,789
Residential real estate      3,024   1,159    4,346    8,529
Lease financing                865     559       59    1,483
-------------------------- ------- -------- -------- --------
Total                      $26,183 $11,008  $ 8,844  $46,035
-------------------------- ------- -------- -------- --------

INTEREST SENSITIVITY OF LOANS OVER ONE YEAR (UNAUDITED)
----------------------- --------------- ------------- ---------
December 31, 1994       Predetermined   Floating
Dollars in millions     Interest Rates  Interest      Total
                                        Rates
----------------------- --------------- ------------- ---------
1 to 5 years                   $ 7,443       $ 3,565   $11,008
After 5 years                    5,958         2,886     8,844
----------------------- --------------- ------------- ---------
Total                          $13,401       $ 6,451   $19,852
----------------------- --------------- ------------- ---------

CONSOLIDATED AVERAGE BALANCES/INTEREST EARNED-PAID/RATES 1990-1994 (UNAUDITED)
----------------------------------------------------------------------------------------------------------------------------------
December 31                                                        1994                                1993
----------------------------------------------------------------------------------------------------------------------------------
                                                                   Interest                            Interest
                                                    Average        Earned/               Average       Earned/
Dollars in millions(a)                              Balance        Paid(b)    Rate       Balance       Paid(b)     Rate
----------------------------------------------------------------------------------------------------------------------------------
Assets:
Interest-bearing deposits                       $   292        $    14        4.79 %    $     47        $     1    2.13 %
Federal funds sold and securities purchased
  under agreements to resell                        296             15        5.07           570             18    3.16
Trading account securities                           99              5        4.95           114              5    4.17
Securities available for sale                    16,923          1,023        6.05        14,140            960    6.79
Securities held to maturity                       7,971            447        5.61         7,056            430    6.09
Nontaxable securities                               816             51        6.25           679             44    6.48
Loans and leases(c)                              44,102          3,614        8.17        43,283          3,459    7.99
Mortgages held for resale                         1,322             91        6.90         2,384            169    7.10
Foreclosed property and repossessed equipment       166            ---         ---           211            ---     ---
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                71,987          5,260        7.29        68,484          5,086    7.43
----------------------------------------------------------------------------------------------------------------------------------
Accrued interest receivable                         533            ---         ---           512            ---     ---
Reserve for credit losses                        (1,600)           ---         ---        (1,829)           ---     ---
Other assets                                      8,641            ---         ---         8,119            ---     ---
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $79,561         $5,260         ---       $75,286         $5,086     ---
----------------------------------------------------------------------------------------------------------------------------------
Liabilities and stockholders' equity:
Deposits:
  Savings                                       $24,803       $    495        2.00%      $25,086       $    527    2.10%
  Time                                           15,310            676        4.41        14,680            639    4.35
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing deposits              40,113          1,171        2.92        39,766          1,166    2.93
----------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings                            15,355            626        4.07        12,807            388    3.03
Long-term debt                                    5,383            364        6.76         5,039            363    7.20
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities           60,851          2,161        3.55        57,612          1,917    3.33
----------------------------------------------------------------------------------------------------------------------------------
    Net interest spread                                          3,099        3.74                        3,169    4.10
----------------------------------------------------------------------------------------------------------------------------------
Demand deposits and other
  noninterest-bearing time deposits              11,227            ---         ---        10,854            ---     ---
Other liabilities                                 1,701            ---         ---         1,509            ---     ---
----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                            73,779          2,161         ---        69,975          1,917     ---
----------------------------------------------------------------------------------------------------------------------------------
Dual convertible preferred stock                    ---            ---         ---           ---            ---     ---
Stockholders' equity and dual
  convertible preferred stock                     5,782            ---         ---         5,311            ---     ---
----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity      $79,561         $2,161                   $75,286         $1,917     ---
----------------------------------------------------------------------------------------------------------------------------------
Net interest margin                                                           4.30%                                4.63%
----------------------------------------------------------------------------------------------------------------------------------

(a)The data in this table is presented on a taxable-equivalent basis. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.
(b)Includes fee income of $108 million, $119 million, $124 million, $105 million, and $97 million for the years ended December 31, 1994, 1993, 1992, 1991, and 1990, respectively.
(c)Nonperforming loans are included in average balances used to determine rates.

-----------------------------------------------------------------------------------------------------------------------------
                 1992                                     1991                                     1990
-----------------------------------------------------------------------------------------------------------------------------
                 Interest                                 Interest                                  Interest
Average          Earned/                  Average         Earned/                    Average        Earned/
Balance          Paid(b)     Rate         Balance         Paid(b)      Rate          Balance        Paid(b)      Rate
-----------------------------------------------------------------------------------------------------------------------------
      $    74          $    3       4.05%       $   178        $    10       5.41%      $    411        $     35      8.64%

        1,195              34       3.16          2,167            123       5.66          3,304             269      8.13
          113               6       5.31            107              8       7.36             74               7      9.10
       14,061           1,102       7.84          1,597            121       7.56            394              51     12.93
        3,846             286       7.44         11,409          1,009       8.84          9,682             929      9.60
          454              24       5.29            949             66       6.91          1,654             117      7.04
       43,029           3,688       8.57         40,986          3,950       9.64         39,407           4,324     10.98
        1,974             175       8.88          1,447            138       9.51          1,460             156     10.66
          513             ---        ---            468            ---        ---            503             ---       ---
-----------------------------------------------------------------------------------------------------------------------------
       65,259           5,318       8.15%        59,308          5,425       9.15%        56,889           5,888     10.35%
-----------------------------------------------------------------------------------------------------------------------------
          522             ---        ---            523            ---        ---            257             ---       ---
       (2,063)            ---        ---         (1,894)           ---        ---         (1,349)            ---       ---
        7,915             ---        ---          7,162            ---        ---          6,178             ---       ---
-----------------------------------------------------------------------------------------------------------------------------
      $71,633          $5,318        ---        $65,099         $5,425        ---        $61,975          $5,888       ---
-----------------------------------------------------------------------------------------------------------------------------


      $23,532          $  718       3.05%       $19,195       $    926       4.82%       $15,490        $    918      5.93%
       18,499             981       5.30         21,672          1,488       6.87         19,798           1,649      8.33
-----------------------------------------------------------------------------------------------------------------------------
       42,031           1,699       4.04         40,867          2,414       5.91         35,288           2,567      7.28
-----------------------------------------------------------------------------------------------------------------------------
        8,848             306       3.46          6,520            414       6.34         10,825             921      8.51
        4,116             332       8.06          3,947            314       7.96          3,231             295      9.13
-----------------------------------------------------------------------------------------------------------------------------
       54,995           2,337       4.25         51,334          3,142       6.12         49,344           3,783      7.67
-----------------------------------------------------------------------------------------------------------------------------
                        2,981       3.90%           ---          2,283       3.03%           ---           2,105      2.68%
-----------------------------------------------------------------------------------------------------------------------------
       10,999             ---        ---          9,198            ---        ---          8,063             ---       ---
        1,238             ---        ---            837            ---                       799             ---       ---
-----------------------------------------------------------------------------------------------------------------------------
       67,232           2,337        ---         61,369          3,142        ---         58,206           3,783       ---
-----------------------------------------------------------------------------------------------------------------------------
          283             ---        ---            134            ---        ---            ---             ---       ---

        4,118             ---        ---          3,596            ---        ---          3,769             ---       ---
-----------------------------------------------------------------------------------------------------------------------------
      $71,633          $2,337        ---        $65,099         $3,142        ---        $61,975          $3,783       ---
-----------------------------------------------------------------------------------------------------------------------------
                                    4.57%                                    3.85%                                    3.70%
-----------------------------------------------------------------------------------------------------------------------------

QUARTERLY SUMMARIZED FINANCIAL INFORMATION (Unaudited)
----------------------------------------------------------------------------------------------------------
By quarter                                      1994                                 1993
----------------------------------------------------------------------------------------------------------
Dollars in millions,
except per share data              1       2      3       4     Year     1      2       3      4     Year
----------------------------------------------------------------------------------------------------------
Interest income                  $1,239 $1,285  $1,339 $1,345  $5,208 $1,256  $1,262 $1,262  $1,260 $5,040
Interest expense                    463    518     580    600   2,161    502     483    467     465  1,917
----------------------------------------------------------------------------------------------------------
Net interest income                 776    767     759    745   3,047    754     779    795     795  3,123
----------------------------------------------------------------------------------------------------------
Provision for credit losses          25     12      11     17      65    103      86     72      66    327
----------------------------------------------------------------------------------------------------------
Net interest income after
  provision for credit losses       751    755     748    728   2,982    651     693    723     729  2,796
Securities available for sale
  gains (losses)                    (1)     19       2   (21)     (1)     25     116    130      24    295
Other noninterest income            390    353     378    435   1,556    392     379    416     401  1,588
----------------------------------------------------------------------------------------------------------
                                  1,140  1,127   1,128  1,142   4,537  1,068   1,188  1,269   1,154  4,679
Noninterest expense                 797    890     728    730   3,145    906     910    949     814  3,579
----------------------------------------------------------------------------------------------------------
Income before income taxes          343    237     400    412   1,392    162     278    320     340  1,100
Applicable income taxes             128    105     148    150     531     69     102    105      54    330
----------------------------------------------------------------------------------------------------------
Net income before
  minority interest                 215    132     252    262     861     93     176    215     286    770
Minority interest                   (2)    (3)     (3)    (4)    (12)    (5)       7    (5)     (3)    (6)
Cumulative effect of change
    in method of accounting         ---    ---     ---    ---     ---     53     ---    ---     ---     53
----------------------------------------------------------------------------------------------------------
Net income                       $  213 $  129  $  249 $  258  $  849 $  141  $  183 $  210  $  283 $  817
----------------------------------------------------------------------------------------------------------
Earnings per share before
 cumulative effect of change in
 method of accounting             $0.75  $0.46   $0.91  $0.97   $3.09  $0.52   $0.67  $0.78   $0.84  $2.82
Earnings per share                 0.75   0.46    0.91   0.97    3.09   0.52    0.67   0.78    1.06   3.03
----------------------------------------------------------------------------------------------------------
Taxable-equivalent basis:
  Interest income--as above      $1,239 $1,285  $1,339 $1,345  $5,208 $1,256  $1,262 $1,262  $1,260 $5,040
  Taxable-equivalent
       adjustment                    11     13      14     14      52     11      12     13      10     46
----------------------------------------------------------------------------------------------------------
Interest income--taxable-
  equivalent basis                1,250  1,298   1,353  1,359   5,260  1,267   1,274  1,275   1,270  5,086
Interest expense                    463    518     580    600   2,161    502     483    467     465  1,917
----------------------------------------------------------------------------------------------------------
Net interest income
  --taxable-equivalent basis     $  787 $  780  $  773 $  759  $3,099 $  765  $  791 $  808  $  805 $3,169
----------------------------------------------------------------------------------------------------------


COMMON STOCK PRICE AND DIVIDEND INFORMATION(a) (Unaudited)
----------------------------------------------------------------------------------------------------------
By quarter                             1994                                 1993
----------------------------------------------------------------------------------------------------------
Dollars in millions,
except per share data     1       2      3       4     Year     1      2       3      4     Year
----------------------------------------------------------------------------------------------------------
Stock Price
  High                  38     41 3/8  40 1/2 37 7/8  41 3/8 37 7/8  37 5/8 35 1/2  35 5/8 37 7/8
  Low                   31 3/4 34 3/8  34 7/8 29 7/8  29 7/8 30 1/4  28 1/4 30 3/8  29 1/2 28 1/4
----------------------------------------------------------------------------------------------------------
Dividends declared      .30    .35     .35    .40     1.40   .225    .25    .25     .30    1.025
Dividends paid          .25    .30     .35    .35     1.25   .225    .225   .25     .25    .95
----------------------------------------------------------------------------------------------------------

(a)Fleet's common stock is listed on the New York Stock Exchange (NYSE). The table above sets forth, for the periods indicated, the range of high and low sale prices per share of Fleet's common stock on the composite tape and dividends declared and paid per share.

                Independent Auditors' Report
                ------------------------------

The Board of Directors and Stockholders
Fleet Financial Group, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Fleet Financial Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These supplemental consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Fleet Financial Group, Inc. and Shawmut National Corporation on November 30, 1995, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Fleet Financial Group, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fleet Financial Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

As discussed in Notes 3 and 14 to the supplemental consolidated financial statements, in 1993 the Corporation changed its methods of accounting for investments in debt and equity securities and income taxes.


/s/ KPMG Peat Marwick LLP

Providence, Rhode Island
November 30, 1995, except for Note 20,
as to which the date is December 31, 1995

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31
Dollars in millions, except per share amounts                                            1994               1993               1992
-----------------------------------------------------------------------------------------------------------------------------------
Interest and fees on loans and leases                                                  $3,694             $3,612             $3,844
Interest on securities (includes interest from tax-exempt securities of $33
million, $27 million, and $24 million in 1994, 1993, and 1992, respectively)            1,514              1,428              1,429
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                               5,208              5,040              5,273
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                                              1,171              1,166              1,699
  Short-term borrowings                                                                   628                388                306
  Long-term debt                                                                          362                363                332
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                              2,161              1,917              2,337
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                     3,047              3,123              2,936
-----------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                                                65                327                728
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                                   2,982              2,796              2,208
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest income:
  Service charges, fees, and commissions                                                  438                423                408
  Mortgage banking                                                                        391                445                390
  Investment services revenue                                                             294                291                275
  Student loan servicing fees                                                              54                 51                 61
  Securities available for sale gains (losses)                                            (1)                295                301
  Gain on partial sale of FMG                                                             ---                ---                121
  Other                                                                                   379                378                341
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                                            1,555              1,883              1,897
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest expense:
  Employee compensation and benefits                                                    1,428              1,529              1,432
  Occupancy                                                                               265                280                277
  Equipment                                                                               188                188                186
  FDIC assessment                                                                         114                128                120
  Legal and other professional                                                             95                100                 89
  Purchased mortgage servicing rights amortization                                         90                247                113
  Marketing                                                                                84                 75                 67
  Core deposit and goodwill amortization                                                   65                 60                 51
  OREO expense                                                                             51                163                332
  Merger and restructuring related charges                                                185                161                ---
  Loss on sale of problem assets                                                          ---                ---                115
  Other                                                                                   580                648                697
-----------------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                                           3,145              3,579              3,479
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                              1,392              1,100                626
Applicable income taxes                                                                   531                330                269
-----------------------------------------------------------------------------------------------------------------------------------
Net income before minority interest, extraordinary credit and cumulative
  effect of change in method of accounting                                                861                770                357
Minority interest                                                                        (12)                (6)                (9)
Extraordinary credit                                                                      ---                ---                 18
Cumulative effect of change in method of accounting                                       ---                 53                ---
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                                             $  849             $  817             $  366
-----------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shares                                                 $  818             $  780             $  333
-----------------------------------------------------------------------------------------------------------------------------------
Fully diluted weighted average common shares outstanding                          264,828,469        257,373,073        237,116,784
Fully diluted earnings per share before extraordinary credit and cumulative
  effect of change in method of accounting                                             $ 3.09             $ 2.82             $ 1.33
Fully diluted earnings per share                                                         3.09               3.03               1.40
Dividends declared                                                                       1.40              1.025              0.825
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
December 31
Dollars in millions, except share amounts                                                        1994          1993
---------------------------------------------------------------------------------------------------------------------
Assets
Cash, due from banks and interest-bearing deposits                                              $7,613        $3,766
Federal funds sold and securities purchased under agreements to resell                             957            72
Securities available for sale                                                                   12,250        16,908
Securities held to maturity (market value: $8,452 and $8,022)                                    8,891         7,931
Loans and leases                                                                                46,035        43,713
Reserve for credit losses                                                                      (1,496)       (1,669)
---------------------------------------------------------------------------------------------------------------------
Net loans and leases                                                                            44,539        42,044
---------------------------------------------------------------------------------------------------------------------
Mortgages held for resale                                                                          560         3,094
Premises and equipment                                                                             985         1,066
Purchased mortgage servicing rights                                                                840           579
Accrued interest receivable                                                                        570           518
Deferred taxes                                                                                     506           412
Excess cost over net assets acquired                                                               317           297
Other intangibles                                                                                  177           166
Other assets                                                                                     2,821         2,397
---------------------------------------------------------------------------------------------------------------------
Total assets                                                                                   $81,026       $79,250
---------------------------------------------------------------------------------------------------------------------

Liabilities
Deposits:
  Demand                                                                                       $12,028       $11,228
  Regular savings, NOW, money market                                                            23,870        25,414
  Time                                                                                          19,630        13,185
---------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                              55,528        49,827
---------------------------------------------------------------------------------------------------------------------
Federal funds purchased and securities sold under agreements to repurchase                       8,923         9,455
Other short-term borrowings                                                                      3,663         6,921
Accrued expenses and other liabilities                                                           1,510         1,865
Long-term debt                                                                                   5,931         5,217
---------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                         75,555        73,285
---------------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock                                                                                    557           695
Common stock (shares issued: 244,140,469 in 1994 and 242,259,887 in 1993;
  shares outstanding: 237,590,569 in 1994 and 242,164,879 in 1993)                                 244           242
Common surplus                                                                                   2,612         2,625
Retained earnings                                                                                2,719         2,167
Net unrealized gain (loss) on securities available for sale                                      (411)           238
Treasury stock, at cost, 6,549,900 shares in 1994 and 95,008 in 1993                             (250)           (2)
---------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                                 5,471         5,965
---------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                     $81,026       $79,250
---------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Net
                                                                                                 Unrealized
                                                                                                Gain (Loss)
                                                                  Common                      on Securities
December 31                                       Preferred     Stock $1    Common  Retained  Available For  Treasury
Dollars in millions, except per share amounts         Stock          Par   Surplus  Earnings           Sale     Stock      Total
--------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1992                           $387           $202    $1,899    $1,371        $---      $(80)       $3,779
Net income                                            ---            ---       ---       366         ---        ---          366
Cash dividends declared on common stock
    ($0.825 per share)                                ---            ---       ---     (101)         ---        ---        (101)
Cash dividends declared on preferred stock            ---            ---       ---      (28)         ---        ---         (28)
Cash dividends declared by pooled companies
prior to mergers:
    Cash dividends declared on common stock           ---            ---       ---       (4)         ---        ---          (4)
    Cash dividends declared on preferred stock        ---            ---       ---       (5)         ---        ---          (5)
Issuance of 9.30% preferred stock                     144            ---       ---       ---         ---        ---          144
Dual convertible preferred stock                      283            ---       ---       ---         ---        ---          283
Common stock issued in connection with:
    Common stock offering, net of issuance
      costs of $8                                     ---             18       194       ---         ---        ---          212
    Employee benefit plans and conversion
      of preferred stock and convertible
      debentures                                      ---              2        63       (1)         ---         34           98
Adjustment of valuation account for
  securities at lower of cost or market               ---            ---       ---        21         ---        ---           21
Other items, net                                      ---            ---      (13)      (17)         ---        ---         (30)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                         $814           $222    $2,143    $1,602        $---      $(46)       $4,735
--------------------------------------------------------------------------------------------------------------------------------
Net income                                            ---            ---       ---       817         ---        ---          817
Cash dividends declared on common
  stock ($1.025 per share)                            ---            ---       ---     (140)         ---        ---        (140)
Cash dividends declared on preferred stock            ---            ---       ---      (22)         ---        ---         (22)
Cash dividends declared by pooled
    companies prior to mergers:
    Cash dividends declared on common stock           ---            ---       ---      (52)         ---        ---         (52)
    Cash dividends declared on preferred stock        ---            ---       ---      (15)         ---        ---         (15)
Purchase of Series III preferred stock               (50)            ---       ---      (15)         ---        ---         (65)
Purchase of Series IV preferred stock                (50)            ---       ---      (11)         ---        ---         (61)
Redemption of FDIC preferred stock                   (16)            ---       ---       (2)         ---        ---         (18)
Common stock issued in connection with:
  Common stock offering, net of
    issuance costs of $10                             ---             15       404       ---         ---        ---          419
  Employee benefit plans and conversion of
    preferred stock                                   (3)              5        70       (4)         ---         47          115
Net unrealized gain on securities available for
  sale at December 31, 1993                           ---            ---       ---       ---         238        ---          238
Adjustment of valuation account for
   securities at lower of cost or market              ---            ---       ---        24         ---        ---           24
Treasury stock purchased                              ---            ---       ---       ---         ---        (3)          (3)
Other items, net                                      ---            ---         8      (15)         ---        ---          (7)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                         $695           $242    $2,625    $2,167        $238       $(2)       $5,965
--------------------------------------------------------------------------------------------------------------------------------
Net income                                            ---            ---       ---       849         ---        ---          849
Cash dividends declared on common
  stock ($1.40 per share)                             ---            ---       ---     (192)         ---        ---        (192)
Cash dividends declared on preferred stock            ---            ---       ---      (15)         ---        ---         (15)
Cash dividends declared by pooled
  companies prior to mergers:
  Cash dividends declared on common stock             ---            ---       ---      (94)         ---        ---         (94)
  Cash dividends declared on preferred stock          ---            ---       ---      (15)         ---        ---         (15)
Redemption of adjustable rate preferred stock       (122)            ---       ---       ---         ---        ---        (122)
Redemption of FDIC preferred stock                   (16)            ---       ---       (3)         ---        ---         (19)
Common stock issued in connection
  with employee benefit plans                         ---              4        66       (4)         ---          4           70
Adjustment to valuation reserve-
  securities available for sale                       ---            ---       ---       ---       (666)        ---        (666)
Treasury stock purchased                              ---            ---       ---       ---         ---      (252)        (252)
Other items, net                                      ---            (2)      (79)        26          17        ---         (38)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                         $557           $244    $2,612    $2,719      $(411)     $(250)       $5,471
--------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------
Year ended December 31
Dollars in millions                                                                      1994      1993      1992
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                               $849      $817      $366
Adjustments for noncash items:
 Depreciation and amortization of premises and equipment                                  161       147       131
 Amortization of purchased mortgage servicing rights and other intangible assets          196       372       169
 Writedown of OREO to fair value                                                           31       124       266
 Provision for credit losses                                                               65       327       728
 Deferred income tax expense (benefit)                                                    130      (129)       37
 Loss on sale of problem assets                                                           ---       ---       115
 Cumulative effect of change in method of accounting                                      ---       (53)      ---
 Extraordinary credit                                                                     ---       ---       (18)
 Securities (gains) losses                                                                  1      (295)     (301)
 Gain on partial sale of FMG                                                              ---       ---      (121)
Originations and purchases of mortgages held for resale                               (11,549)  (22,556)  (20,168)
Proceeds from sales of mortgages held for resale                                       14,326    22,025    19,678
(Increase) decrease in accrued receivables, net                                           (98)     (183)      726
(Decrease) increase in accrued liabilities, net                                          (345)      336      (177)
Other, net                                                                               (124)     (69)       197
------------------------------------------------------------------------------------------------------------------
  Net cash flow provided by operating activities                                        3,643       863     1,628
------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Purchases of securities available for sale                                            (24,116)  (14,542)  (11,828)
Proceeds from sales of securities available for sale                                   26,859    11,887    11,152
Proceeds from maturities of securities available for sale                               1,027     1,628     2,313
Purchases of securities held to maturity                                               (2,983)   (6,905)   (7,771)
Proceeds from maturities of securities held to maturity                                 2,272     2,522     1,440
Proceeds from sales of securities held to maturity                                        ---     1,561     1,908
Net cash and cash equivalents received from banking institutions acquired                 ---       ---       401
Loans made to customers, nonbanking subsidiaries                                       (1,109)   (3,413)   (2,796)
Principal collected on loans made to customers, nonbanking subsidiaries                 1,097     3,386     3,105
Loans purchased from third parties (including FDIC)                                      (817)     (607)   (2,329)
Proceeds from sales of loans                                                              135       904     1,798
Net increase in loans and leases, banking subsidiaries                                 (1,958)   (1,021)     (531)
Putable loans transferred to the FDIC                                                      76       274       632
Proceeds from sales of OREO                                                               134       245       439
Purchases of premises and equipment                                                      (266)     (259)     (182)
Purchases of mortgage servicing rights                                                   (377)     (266)     (157)
------------------------------------------------------------------------------------------------------------------
  Net cash flow used by investing activities                                              (26)   (4,606)   (2,406)
------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Net increase (decrease) in deposits                                                     5,077    (2,902)   (4,923)
Net (decrease) increase in short-term borrowings                                       (4,025)    4,931     3,930
Proceeds from issuance of long-term debt                                                1,385     1,422     1,153
Repayments of long-term debt                                                             (700)   (1,214)      (73)
Proceeds from issuance of common stock                                                     70       523       260
Proceeds from issuance of FMG common stock                                                ---       ---       207
Proceeds from issuance of preferred stock                                                 ---       ---       138
Redemption and repurchase of common and preferred stock                                  (393)     (289)      ---
Cash dividends paid                                                                      (299)     (194)     (131)
------------------------------------------------------------------------------------------------------------------
  Net cash flow provided by financing activities                                        1,115     2,277       561
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    4,732    (1,466)     (217)
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                          3,838     5,304     5,521
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $8,570    $3,838    $5,304
------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

NOTE 1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         The accounting and reporting policies of Fleet Financial Group ("Fleet" or "corporation") conform to generally accepted accounting principles and prevailing practices within the banking industry. Certain prior year amounts have been reclassified to conform to current year classifications.

         FLEET-SHAWMUT MERGER. On November 30, 1995, Shawmut National Corporation ("Shawmut") merged with and into Fleet (the "Merger"). The Merger was accounted for as a pooling of interests and, accordingly, the financial information for all prior periods presented has been restated to present the combined financial condition and results of operations of both companies as if the Merger had been in effect for all periods presented. Further details pertaining to the Merger are presented in Note 2. Mergers and Acquisitions.

         The following is a summary of the significant accounting policies:

         BASIS OF PRESENTATION. The supplemental consolidated financial statements of Fleet include the accounts of the corporation and its subsidiaries. All material intercompany transactions and balances have been eliminated.
         The supplemental consolidated financial statements of the corporation have been prepared to give retroactive effect to the Merger with Shawmut on November 30, 1995. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the corporation after financial statements covering the date of consummation of the business combination are issued.
         For purposes of the Supplemental Consolidated Statements of Cash Flows, the corporation defines cash and cash equivalents to include cash, due from banks, interest-bearing deposits, federal funds sold, and securities purchased under agreements to resell.

         SECURITIES. Securities are classified at the time of purchase, based on management's intentions, as securities held to maturity, securities available for sale, or trading account securities.

         Effective December 31, 1993, the corporation adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The standard requires that securities available for sale be reported at fair value, with any net after-tax unrealized gains (losses) reflected as a separate component of stockholders' equity. Previously, debt securities that were held for indefinite periods of time were recorded at the lower of amortized cost or fair value with any net unrealized losses included in earnings; equity securities were stated at the lower of aggregate cost or fair value with net unrealized losses reported as a reduction of retained earnings. Securities held to maturity are those that management has the positive intent and ability to hold to maturity and are carried at amortized cost.
         Securities available for sale, which include marketable equity securities, are those that management intends to hold for an indefinite period of time, including securities used as part of the asset/liability management strategy, and that may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the desire to increase capital, or other similar factors.
         Any portion of unrealized loss on an individual security deemed to be other than temporary is recognized as a realized loss in the accounting period in which such determination is made. The specific identification method is used to determine gains and losses on sales of securities.
         Trading account securities include securities, principally debt securities, that are purchased and held principally for the purpose of selling them in the near term and are stated at fair value, as determined by quoted market prices. Gains and losses realized on the sale of trading account securities and adjustments to fair value are included in securities trading gains.

         LOANS AND LEASES. Loans are stated at the principal amounts outstanding, net of unearned income. Loans and leases are placed on nonaccrual status either as a result of past-due status or a judgment by management that, although payments are current, such action is prudent. Except in the case of most consumer and residential real estate loans, loans and leases on which payments are past due 90 days or more are placed on nonaccrual status unless they are well-secured and in the process of normal collection or renewal. Consumer loans, including residential real estate, are placed on nonaccrual status at 120 days past due and generally charged off at 180 days past due. When a loan is placed on nonaccrual status, all interest previously accrued in the current year, but not collected, is reversed against interest income. Any interest accrued in prior years is charged against the reserve for credit losses. Assets can be returned to accrual status when they become current as to principal and interest or demonstrate a period of performance under the contractual terms, and, in management's opinion, are fully collectable.

         FORECLOSED PROPERTY AND REPOSSESSED EQUIPMENT. Property and equipment acquired through foreclosure (other real estate owned, or OREO) are stated at the lower of cost or fair value less estimated selling costs. Credit losses arising at the time of foreclosure are charged against the reserve for credit losses. Any additional writedowns to the carrying value of these assets that may be required are charged to expense and recorded in a valuation reserve that is maintained on an asset-by-asset basis.

         RESERVE FOR CREDIT LOSSES. The corporation continually evaluates its reserve for credit losses by performing detailed reviews of certain individual loans and leases in view of the historic net charge-off experience of the portfolio, and evaluations of current and anticipated economic conditions and other pertinent factors. Based on these analyses, the reserve for credit losses is maintained at levels considered adequate by management to provide for loan and lease losses inherent in these portfolios.

     Loans and leases, or portions thereof, deemed uncollectable are charged off against the reserve while recoveries of amounts previously charged off are credited to the reserve. Amounts are charged off once the probability of loss has been established, giving consideration to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

     MORTGAGES HELD FOR RESALE. Mortgages held for resale are recorded at the lower of aggregate cost or market value. Market value is determined by outstanding commitments from investors or by current investor yield requirements.

     PURCHASED MORTGAGE SERVICING RIGHTS (PMSRs). The acquisition costs of bulk-servicing purchases and servicing rights acquired through the purchase of mortgage loans originated by others, net of aggregate gains from the sale of these purchased loans, are capitalized as PMSRs. The acquisition costs capitalized do not exceed the present value of the expected net future servicing income at the time of acquisition.

     The cost of PMSRs is amortized over the estimated period of net servicing revenues. The corporation evaluates PMSRs for impairment by making its best estimate of the undiscounted anticipated future net cash flows considering market consensus prepayment predictions, portfolio prepayment rates, the range of reported prepayment predictions, mortgage interest rates, mortgage pipeline information, and the economic value of its purchased servicing portfolio. If recorded balances for any of the disaggregated PMSRs categories exceed the undiscounted anticipated future net cash flows, a current impairment adjustment equal to the difference between the carrying value and the undiscounted anticipated future net cash flows is recorded. The corporation's method of disaggregation provides for the evaluation of PMSRs that have similar economic characteristics, such as prepayment risk and credit factors, and are within a reasonable range of purchase dates. The corporation periodically reviews its method of disaggregation to ensure that it continues to provide for the evaluation of PMSRs with similar underlying economic characteristics. The corporation's methodology is to evaluate individual large (bulk) servicing acquisitions and to evaluate correspondent acquisitions by quarter of acquisition. Additionally, the corporation will prospectively accelerate amortization of PMSRs if a change in expected future net servicing income is indicated.

     EXCESS COST OVER NET ASSETS ACQUIRED. The excess cost over net assets of subsidiaries acquired (goodwill) is amortized on a straight-line basis over periods of up to 40 years. Goodwill relating to banking subsidiaries acquired subsequent to 1981 is amortized over periods ranging up to 25 years. On a periodic basis, the corporation reviews goodwill for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable.

     OTHER INTANGIBLE ASSETS. The excess of the purchase price over the fair value of the tangible net assets of certain acquisitions has been allocated to core deposits (core deposit intangibles) based on valuations, and is amortized on a straight-line basis, generally over seven years. On a periodic basis, the corporation reviews its intangible assets for events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

     TRADING INSTRUMENTS. Financial instruments (principally foreign exchange and interest rate instruments) used for trading purposes are stated at market value. Realized and unrealized gains and losses are currently recognized in net trading revenue. Interest revenue arising from trading instruments is included in the income statement as part of interest income.

     INCOME TAXES. The corporation changed its method of accounting for income taxes from the deferred method to the liability method, in accordance with FASB Statement No. 109, "Accounting for Income Taxes," effective January 1, 1993. This statement requires deferred tax assets and liabilities to be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted.

     INTEREST-RATE RISK-MANAGEMENT ACTIVITIES. The corporation enters into certain interest rate instruments, including interest-rate swap, cap and floor agreements, and futures contracts to manage exposure to interest-rate risk. For those interest-rate instruments that alter the repricing characteristics of assets or liabilities, the net differential to be paid or received on the instruments is treated as an adjustment to the yield on the underlying assets or liabilities (the accrual method). For those interest-rate instruments entered into in connection with the securities available for sale portfolio that synthetically alter the interest-rate characteristics of the securities, the net differential to be paid or received on the instruments is recorded on the accrual method and the instruments are reported at fair value with unrealized gains and losses reflected as a separate component of stockholders' equity consistent with the reporting of unrealized gains and losses on the securities.

     To qualify for accrual accounting, the interest-rate instrument must be designated to specific assets or liabilities or pools of assets or liabilities, and must be effective at altering the interest-rate characteristics of the related assets or liabilities. To be effective, there must be correlation between the interest-rate index on the underlying asset or liability and the variable rate paid on the instrument. The corporation measures initial and ongoing correlation by statistical analysis of the relative movements of the interest-rate indices over time. If correlation were to cease, the interest-rate instrument would be accounted for as a trading instrument.

     Fleet has entered into certain swaps with imbedded written options which, under certain interest-rate scenarios, can cause the duration of the swaps to extend. If the maximum duration of these swaps is within a range of acceptable duration in accordance with asset/liability management parameters, Fleet applies the same policies as are applied to swaps without imbedded written options.

     If an interest-rate instrument is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contract life or the maturity of the designated assets or liabilities. If the designated asset or liability is sold or settled or its balance falls below the notional amount of the instrument, accrual accounting is discontinued to the extent that the notional amount exceeds the balance, and accounting for trading instruments is applied.

     Gains and losses on futures contracts are included in income unless the futures contract qualifies for hedge accounting. To qualify for hedge accounting, futures contracts must be designated as hedges of specific assets or liabilities and must reduce the corporation's exposure to interest-rate risk.
In addition, at the inception of the hedge and throughout the hedge period, there must be high correlation between the futures contracts and the related hedged assets or liabilities. Gains and losses on futures contracts accounted for as hedges are deferred and amortized over the expected remaining lives of the related hedged assets or liabilities as an adjustment of interest income or interest expense.

     EARNINGS PER SHARE. Earnings per share is computed by dividing earnings (after deducting dividends on preferred stock) by the weighted average number of common shares and common stock equivalents outstanding during the period, assuming the conversion of the convertible preferred stock. Common stock equivalents include stock options and rights and the dual convertible preferred
(DCP) stock.

     MINORITY INTEREST. Minority interest represents the minority stockholders' proportionate share of the equity of Fleet Mortgage Group, Inc.,
 (FMG). At December 31, 1994 and 1993, the corporation owned approximately 81% of FMG's common stock.

NOTE 2.
MERGERS AND ACQUISITIONS
FLEET - SHAWMUT MERGER

     As previously disclosed, Shawmut merged with and into Fleet on November 30, 1995. The Merger was accounted for as a pooling of interests and under the terms of the Merger agreement, Fleet common shares were exchanged for all of the outstanding shares of Shawmut common shares (based on an exchange ratio of 0.8922 for each share of Shawmut). The outstanding preferred stock of Shawmut was exchanged for comparable issues of Fleet preferred stock. The financial information for all prior periods presented has been restated to present the combined financial condition and results of operations of both companies as if the Merger had been in effect for all periods presented.

     In connection with the Merger, the corporation has signed definitive agreements to divest 64 branches to comply with anti-trust concerns. The sale will consist of approximately $2.6 billion in deposits and $1.9 billion in loans, including $1.1 billion in residential mortgages.

     The following table presents net interest income, net income and net income per common share reported by each of the companies and on a combined basis.

Year ended December 31,
In millions,
Except per share amounts     1994    1993    1992
-------------------------------------------------
Net  interest income:
   Fleet                   $1,980  $2,051  $1,953
   Shawmut                  1,067   1,072     983
-------------------------------------------------
     Combined              $3,047  $3,123  $2,936
-------------------------------------------------

Net Income:
   Fleet                   $  612  $  488  $  280
   Shawmut                    237     329      86
-------------------------------------------------
     Combined              $  849  $  817   $ 366
-------------------------------------------------

 Net Income per common share:

    Fleet                  $ 3.75  $ 3.01   $1.77
    Shawmut                  1.87    2.75    0.78
 -------------------------------------------------
      Combined               3.09    3.03    1.40
 -------------------------------------------------


     On January 27, 1995, the corporation completed its acquisition of NBB Bancorp ("NBB"). The corporation issued approximately 6.2 million treasury shares with an aggregate carrying value of approximately $200 million as well as approximately $230 million in cash. In addition, Fleet issued 2.5 million warrants to purchase Fleet common stock to NBB stockholders with an exercise price of $43.875 per share and a term of six years. The warrants are exercisable beginning one year after closing the acquisition. The transaction was accounted for under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 15 years.

     On January 31, 1995, the corporation completed its purchase of substantially all the assets of the Business Finance Division of Barclays Business Credit, Inc. ("Barclays"). The book value of the assets acquired was approximately $2.3 billion. The transaction was acounted for under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 25 years.

      The corporation also completed its tender offer to purchase the approximately 19% publicly-held shares of FMG common stock for $20.00 in cash per share on February 28, 1995. Goodwill is being amortized on a straight-line basis over 15 years.

     On March 3, 1995, the corporation purchased Plaza Home Mortgage Corporation ("Plaza") which operates a mortgage banking franchise, principally in California, for approximately $88 million in cash. Goodwill is being amortized on a straight-line basis over 15 years. This acquisition added approximately $9.2 billion in mortgage servicing and expanded the corporation's mortgage banking franchise by 40 additional offices.

    On June 9, 1995, the corporation completed its acquisition of Northeast Federal Corp. ("Northeast") of Farmington, Connecticut, with assets of $3.3 billion. This acquisition was accounted for under the purchase method of accounting. Goodwill is being amortized on a straight-line basis over 15 years.

     The information below presents, on a pro forma basis, certain historical financial information for the corporation, adjusted for each of the NBB, Plaza, FMG, Northeast and Barclays transactions which occurred in 1995 as if such transactions had been consummated on January 1, 1994.


PRO FORMA RESULTS
Fleet, NBB, Plaza, FMG, Northeast, Barclays
---------------------------------------------------------
Net interest income                               $3,242
Net income available to common stockholders          786
Net income per common share                         2.95
---------------------------------------------------------
CORPORATION AS REPORTED
Net interest income                               $3,047
Net income available to common stockholders          818
Net income per common share                         3.09
---------------------------------------------------------

         The corporation completed several acquisitions of banking organizations during 1994. The acquisitions in the following table were accounted for as poolings of interests. The acquisitions of these organizations are reflected in the supplemental consolidated financial statements as though they had been combined with the corporation as of the beginning of the earliest period presented.

                                             Assets
                                           Added at   Common
(In millions, except       Completion   Acquisition   Shares   Exchange
 exchange ratio)              Date             Date   Issued      Ratio
---------------------------------------------------------------------
Peoples Bancorp of
 Worcester, Inc.          May 23, 1994       $871      7.4     2.181

New Dartmouth
 Bank                     June 6, 1994      1,724      5.7    13.523

Gateway Financial
 Corporation             June 27, 1994      1,259      6.6     0.499

Sterling Bancshares
 Corp.                 August 15, 1994      1,000      3.6     1.096

     Merger related charges of $100.9 million were recorded during the second quarter of 1994 to reflect the costs to integrate these acquisitions. The merger related charges include: $18.9 million for severance and benefits costs for workforce reductions; $39.4 million for the closing of duplicative branches and facilities and cancellation of vendor contracts; $11.1 million for financial advisory, legal and accounting expenses; and $7.0 million for losses on the accelerated sales of foreclosed properties. In addition, the sales of securities and disposition of residential loans of the acquired entities to maintain an interest rate risk profile consistent with that of the corporation resulted in losses of $12.5 million and $12.0 million, respectively, which are included in merger related charges. Accrued merger expenses totaled $13.8 million at December 31, 1994.

     During 1994, the corporation acquired two smaller banks with combined total assets of $332 million which were accounted for under the purchase method of accounting. In addition, ten branches with deposits of $427 million, deposits held by the Resolution Trust Corporation totaling $25 million and the processing services division of a bankruptcy claims processing company were acquired.

NOTE 3.
SECURITIES
                                                             1994                                       1993
                                                       Gross       Gross                         Gross       Gross
December 31                                Amortized Unrealized Unrealized  Market   Amortized Unrealized Unrealized  Market
Dollars in millions                          Cost      Gains      Losses     Value     Cost      Gains      Losses     Value
------------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury and government agencies     $  3,851       $---       $184 $  3,667    $ 7,511        $184        $ 9 $  7,686
  Mortgage-backed securities                   8,352          5        459    7,898      8,238        202          6    8,434
  Other debt securities                          180        ---          1      179        250          7        ---      257
------------------------------------------------------------------------------------------------------------------------------
  Total debt securities                       12,383          5        644   11,744     15,999        393         15   16,377
------------------------------------------------------------------------------------------------------------------------------
  Marketable equity securities                   360          6         10      356        419         23          4      438
  Other securities                               150        ---        ---      150         93        ---        ---       93
------------------------------------------------------------------------------------------------------------------------------
  Total securities available for sale        $12,893       $ 11       $654  $12,250    $16,511       $416        $19  $16,908
------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  U.S. Treasury and government agencies     $  1,980       $---       $116  $ 1,864   $  1,746      $   3        $ 6  $ 1,743
  State and municipal                            843          5          6      842        734         15          1      748
  Mortgage-backed securities                   4,158          1        235    3,924      3,677         61          3    3,735
  Other debt securities                        1,910          1         89    1,822      1,774         27          5    1,796
------------------------------------------------------------------------------------------------------------------------------
  Total securities held to maturity         $  8,891       $  7       $446 $  8,452   $  7,931       $106        $15  $ 8,022
------------------------------------------------------------------------------------------------------------------------------


     Effective December 31, 1993 the corporation adopted FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In connection with the adoption of Statement No. 115, the corporation transferred securities netting to $345 million from the held to maturity portfolio to the available for sale portfolio.

         The corporation is currently reviewing its investment securities portfolio to determine the classification of such securities as either available for sale or held to maturity in connection with the corporation's existing interest-rate risk position. As a result of this review, certain reclassifications of its investment securities may result. Any such reclassification will be accounted for in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that securities transferred from held to maturity to available for sale be transferred at fair value with any unrealized gain or loss, net of taxes, at the date of transfer recognized as a separate component of stockholders' equity.

     The securities available for sale portfolio had net unrealized gains (losses) of $(643) million and $397 million at December 31, 1994 and 1993, respectively. Accordingly, stockholders' equity has been increased (reduced) by a valuation reserve of $(411) million and $238 million at December 31, 1994 and 1993, respectively, which represents the after-tax effect of the unrealized gains (losses).

          At December 31, 1994, securities available for sale and securities held to maturity with carrying values of $2.6 billion and $5.3 billion, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase, and for other purposes, compared to $8.0 billion and $5.7 billion, respectively, at December 31, 1993.

     Proceeds from sales of debt securities during 1994, 1993, and 1992 were $24.1 billion, $11.3 billion, and $9.9 billion, respectively. Gross gains of $24 million and gross losses of $51 million were realized on those sales in 1994, gross gains of $252 million and gross losses of $3 million were realized on those sales in 1993, and gross gains of $304 million and gross losses of $7 million were realized on those sales in 1992. Net realized gains on sales of marketable equity securities were $14 million, $45 million, and $4 million in 1994, 1993, and 1992, respectively.

         Income tax expense (benefit) on securities available for sale gains (losses) was $(1) million in 1994, $121 million in 1993, and $115 million in 1992.

         As part of the acquisitions completed during the second quarter of 1994, certain securities previously classified as held to maturity by the acquired entities were transferred to securities classified as available for sale and certain securities classified as available for sale were sold in order to maintain the corporation's interest rate risk profile. The amortized cost and fair value of the securities transferred from the held to maturity category to available for sale were $112.1 million and $106.9 million, respectively. Also, securities previously classified as available for sale by the acquired entities, with a fair value of $377.5 million, were transferred to securities classified as held to maturity.

         The amortized cost and estimated market value of debt securities held to maturity and securities available for sale by contractual maturity are shown in the following table. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

MATURITIES OF SECURITIES AVAILABLE FOR SALE
--------------------------------------------------------------------------
December 31, 1994          Within   1 to 5   5 to 10    After 10
Dollars in millions        1 Year    Years    Years        Years     Total
--------------------------------------------------------------------------
Amortized cost:
  U.S. Treasury and
    government
    agencies                  $88   $3,568      $195       ---      $3,851
  Mortgage-backed
    securities                ---        3        68     8,281       8,352
  Other debt securities       ---       85        81        14         180
--------------------------------------------------------------------------
Total debt securities         $88   $3,656      $344    $8,295     $12,383
--------------------------------------------------------------------------
Percent of total
  debt securities            0.7%    29.5%      2.8%     67.0%      100.0%
Weighted average
  yield(a)                   5.45     5.61      6.47      6.68        6.35
--------------------------------------------------------------------------
Market value                  $88   $3,487      $326    $7,843     $11,744
--------------------------------------------------------------------------


MATURITIES OF SECURITIES HELD TO MATURITY
--------------------------------------------------------------------------
December 31, 1994          Within   1 to 5   5 to 10    After 10
Dollars in millions        1 Year    Years    Years        Years     Total
--------------------------------------------------------------------------
Amortized cost:
  U.S. Treasury and
    government
    agencies               $  545   $1,433    $    2     $ ---      $1,980
  Mortgage-backed
    securities                ---      916     2,238     1,004       4,158
State and municipal           552      208        63        20         843
  Other securities             14      948       111       837       1,910
--------------------------------------------------------------------------
Total debt securities      $1,111   $3,505    $2,414    $1,861      $8,891
--------------------------------------------------------------------------
Percent of total
  debt securities           12.5%    39.4%     27.2%     20.9%      100.0%
Weighted average
  yield(a)                   5.07     5.65      6.47      6.12        5.92
--------------------------------------------------------------------------
Market value               $1,098   $3,334    $2,265    $1,755      $8,452
--------------------------------------------------------------------------

(a)A tax-equivalent adjustment has been included in the calculations of the yields to reflect this income as if it had been fully taxable. The tax-equivalent adjustment is based upon the applicable federal and state income tax rates.

NOTE 4.
LOANS AND LEASES
------------------------------------------------------------------------------------------------------------------
December 31
Dollars in millions                                       1994        1993         1992         1991         1990
------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial and industrial                            $19,675     $19,031      $18,818      $17,310      $15,245
  Consumer                                              10,893      10,229        9,415        9,558        8,188
  Commercial real estate:
    Construction                                           666         637        1,436        1,890        2,693
    Interim/permanent                                    4,789       5,279        5,480        6,315        4,211
  Residential real estate                                8,529       7,378        7,444        7,063        5,098
------------------------------------------------------------------------------------------------------------------
      Loans, net of unearned income                     44,552      42,554       42,593       42,136       35,435
------------------------------------------------------------------------------------------------------------------
Lease financing:
  Lease receivables                                      1,765       1,291        1,194        1,698        2,093
  Estimated residual value                                 212         165          172          190          169
  Unearned income                                        (494)       (297)        (237)        (324)        (400)
------------------------------------------------------------------------------------------------------------------
      Lease financing, net of unearned income(a)         1,483       1,159        1,129        1,564        1,862
------------------------------------------------------------------------------------------------------------------
Total loans and leases, net of unearned income         $46,035     $43,713      $43,722      $43,700      $37,297
------------------------------------------------------------------------------------------------------------------

(a) The corporation's leases consist principally of full-payout, direct financing leases. For federal income tax purposes, the corporation has the tax benefit of depreciation on the entire leased unit and interest on the long-term debt. Deferred taxes arising from leveraged leases totaled $ 60 million in 1994 and $ 13 million in 1993. Future minimum lease payments to be received are $608 million in 1995; $317 million, 1996; $225 million, 1997; $177 million, 1998; $109 million, 1999;$329 million, 2000 and thereafter.

     Total loans and leases at December 31, 1994 include $393 million of loans subject to loss-sharing arrangements with the Federal Deposit Insurance Corp.(FDIC), whereby the FDIC generally reimburses Fleet for 80% of net charge-offs for periods ranging from three to five years from the date of acquisition.

        Certain directors and executive officers of the corporation and its subsidiaries, including companies with which they are affiliated, borrowed from the subsidiaries during 1994. Such loans were made in the ordinary course of business under the subsidiaries' normal credit terms, including interest rate and collateral. Loans to these individuals and affiliated companies were as follows.

RELATED PARTY LOANS
------------------------------------------------------------
Dollars in millions
------------------------------------------------------------
Balance                                   Balance
December 31, 1993   Additions Repayments  December 31, 1994
------------------------------------------------------------
       $284           $120       $140           $264
------------------------------------------------------------

     Concentrations of Credit Risk. Although the corporation is engaged in business nationwide, the lending done by the banking subsidiaries is primarily concentrated in the Northeast.


NOTE 5.
RESERVE FOR LOSSES
RESERVE FOR CREDIT LOSS ACTIVITY
-----------------------------------------------------------
Year ended December 31
Dollars in millions               1994     1993     1992
-----------------------------------------------------------
Balance at beginning of year     $1,669   $1,937   $2,065

Provision charged to income          65      327      728
Loans and leases charged off       (377)    (729)  (1,041)

Recoveries of loans and
  leases charged off                138      144      118
Acquisitions/other                    1      (10)      67
-----------------------------------------------------------
Balance at end of year           $1,496   $1,669   $1,937
-----------------------------------------------------------

     Acquisitions/other includes reserves acquired as a result of acquisitions, offset in part by reserve transfers to the FDIC.

RESERVE FOR OREO ACTIVITY
----------------------------------------------
Year ended December 31
Dollars in millions              1994    1993
----------------------------------------------
Balance at beginning of year     $ 45     $51
Provision                          31     124
Dispositions, net                (26)   (130)
----------------------------------------------
Balance at end of year            $50     $45
----------------------------------------------

NOTE 6.
NONPERFORMING ASSETS
----------------------------------------------------------
December 31
Dollars in millions    1994    1993   1992    1991   1990
----------------------------------------------------------
Nonperforming loans
  and leases:
  Current or less than
  90 days past due     $186   $  254 $  622 $  575 $  747
  Noncurrent            480      584    885  1,654  1,793
OREO                     95      200    507    941    658
----------------------------------------------------------
Total NPAs             $761   $1,038 $2,014 $3,170 $3,198
----------------------------------------------------------
NPAs as a percent of
  outstanding loans,
  leases, and OREO    1.65%    2.35%  4.53%  7.05%  8.43%
----------------------------------------------------------
Accruing loans and
  leases contractually
  past due
  90 days or more      $139     $120   $163   $267   $254
----------------------------------------------------------

     The corporation has no material outstanding commitments to lend additional funds to customers whose loans have been placed on nonperforming status or the terms of which have been modified.

         The gross interest income that would have been recorded if the nonperforming loans and leases had been current in accordance with their original terms and had been outstanding throughout the period (or since origination if held for part of the period) was $66 million, $106 million, and $165 million in 1994, 1993, and 1992, respectively. The actual amount of interest income on those loans included in net income for the period was $19 million, $27 million, and $57 million in 1994, 1993, and 1992, respectively.

         Renegotiated loans that were returned to accrual status totaled $51 million and $102 million at December 31, 1994 and 1993, respectively. These loans, which are not included in nonperforming assets (NPAs), were renegotiated at existing market interest rates and are performing in accordance with their renegotiated terms. The average current yield on these loans was 7.5 % and 7.1 % at December 31, 1994 and 1993, respectively. In addition, approximately $5 million and $23 million of loans renegotiated in 1994 and 1993, respectively, are reflected in NPAs as a sufficient payment performance history has not yet been established.

     The FASB has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which the corporation adopted on January 1, 1995, requiring, among other things, that creditors value all loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the present value of expected future cash flows discounted at the loan's effective interest rate, or observable market price of the impaired loans, or the fair value of the collateral if the loan is collateral-dependent. The FASB also issued Statement No. 118, which amended Statement No. 114, by allowing creditors to use their existing methods of recognizing interest income. The adoption of these standards does not have a material impact on the corporation or its results of operations.

NOTE 7.
PURCHASED MORTGAGE SERVICING RIGHTS
     The corporation's PMSRs activity for the years ended December 31, 1994, 1993, and 1992 is as follows;

PURCHASED MORTGAGE SERVICING RIGHTS
-------------------------------------------------------------
Year-ended December 31
Dollars in millions              1994       1993        1992
-------------------------------------------------------------
Balance at beginning of
  year                           $579       $563        $525
Additions                         377        266         157
Servicing sales                  (26)        (3)         (6)
Amortization                     (90)      (142)       (110)
Impairment charge                 ---      (105)         (3)
-------------------------------------------------------------
Balance at end of year           $840       $579        $563
-------------------------------------------------------------

NOTE 8.
RESTRUCTURING CHARGES
     The corporation recorded restructuring charges of $84 million and $161 million in connection with efficiency improvement programs during 1994 and 1993, respectively. These programs, which commenced in the second quarter of 1993 and continued into 1994, were intended to enhance the corporation's competitive position through a comprehensive review of all its Northeast banking, mortgage banking, and consumer finance activities and operations. The charges included only identified direct and incremental costs associated with these programs. The components of the restructuring charges were as follows.

COMPONENTS OF RESTRUCTURING CHARGES
----------------------------------------------
Dollars in millions
----------------------------------------------
Severance                                $122
Occupancy                                  71
Other (including project costs)            52
----------------------------------------------
Total restructuring charges              $245
----------------------------------------------

     Severance charges include the cost of terminations, other benefits, and outplacement costs. The occupancy charge consists of the cost of leases expected to be terminated, space consolidation, and losses anticipated to be incurred on the sale of certain vacated properties. Project costs represent expenses incurred during the restructuring program.

     All funding for cash expenditures relating to the restructuring plan have been made from the operating activities of the corporation. The corporation's liquidity has not been significantly affected by these cash outlays. During 1994, $20 million of incremental costs has been incurred relating to the restructuring plan and has not been charged against the restructuring accrual. It is anticipated that approximately $38 million of additional incremental costs will be incurred in 1995.

     The following table presents a summary of activity with respect to the restructuring charges.

RESTRUCTURING ACCRUAL
--------------------------------------------------------
Year ended December 31
Dollars in millions                      1994      1993
--------------------------------------------------------
Balance at beginning of year             $126      $---
Provision charged against income           84       161
Cash outlays                             (90)      (25)
Noncash writedowns                       (43)      (10)
Balance at end of year                   $ 77      $126
--------------------------------------------------------

     The cash outlays made during 1994 relate primarily to severance costs and project-related costs. Noncash writedowns relate to vacated facilities and building and leasehold improvement write-offs. The majority of the remaining cash outlays are expected to be made during 1995 and will consist primarily of severance-related costs. Additional noncash writedowns are not expected to be significant.

NOTE 9.
SHORT-TERM BORROWINGS
---------------------------------------------------------------------------------------------------------------------------------
                                                                       Securities
                                                         Federal       Sold Under                           Other           Total
                                                           Funds    Agreements to      Commercial      Short-Term      Short-Term
Dollars in millions                                    Purchased       Repurchase           Paper      Borrowings      Borrowings
---------------------------------------------------------------------------------------------------------------------------------
1994
Balance at December 31                                    $2,753         $  6,170         $   835         $ 2,828         $12,586
Highest balance at any month-end                           4,368           10,835           1,199           5,041          18,069
Average balance for the year                               3,943            7,769           1,005           2,638          15,355
Weighted average interest rate as of December 31            5.14 %           5.69 %          5.96 %          5.51 %          5.55 %
Weighted average interest rate paid for the year            4.22             4.05            4.36            3.94            4.07
---------------------------------------------------------------------------------------------------------------------------------
1993
Balance at December 31                                    $2,151           $7,304          $1,337          $5,584         $16,376
Highest balance at any month-end                           2,151            9,122           1,415           5,584          16,376
Average balance for the year                               1,632            7,505           1,036           2,634          12,807
Weighted average interest rate as of December 31            3.10 %           2.90 %          3.38 %          3.16 %          3.06 %
Weighted average interest rate paid for the year            3.08             2.96            3.52            3.04            3.03
---------------------------------------------------------------------------------------------------------------------------------
1992
Balance at December 31                                    $1,026           $6,479         $   743          $3,198         $11,446
Highest balance at any month-end                           1,366            6,888             866           3,285          11,572
Average balance for the year                               1,076            5,316             610           1,846           8,848
Weighted average interest rate as of December 31            3.13 %           3.13 %          3.71 %          4.09 %          3.44 %
Weighted average interest rate paid for the year            3.36             3.28            4.20            3.76            3.46
---------------------------------------------------------------------------------------------------------------------------------

     Federal funds purchased and securities sold under agreements to repurchase generally mature within thirty days of the transaction date. Commercial paper and other short-term borrowings generally mature within 90 days, although commercial paper may have a term of up to 270 days.

     Total credit facilities available were $3.2 billion with $500 million outstanding at December 31, 1994, compared to $2.6 billion with $940 million outstanding at December 31, 1993. The amounts outstanding under the lines of credit relate entirely to FMG at both December 31, 1994 and 1993. During 1994, the corporation and its subsidiaries paid commitment fees ranging from 0.125% to 0.25% on the lines.

NOTE 10.
LONG-TERM DEBT
During 1994, the corporation filed a universal shelf registration statement with the Securities and Exchange Commission (SEC), which combined existing debt and preferred stock shelf registrations with a registration of an additional $500 million of securities. This universal shelf registration provides for the issuance of common and preferred stock, senior or subordinated debt securities, and other debt securities. The corporation's shelf registrations provided for the issuance of an aggregate $1.4 billion in securities, all of which remain available for issuance at December 31, 1994. As of November 30, 1995, $193 million remained available from the corporation's shelf registrations. On October 24, 1995, the corporation filed a new registration statement for an additional $750 million in securities, which became effective on November
29, 1995.

The following table presents components of long-term debt for the parent company and its affiliates.

        LONG-TERM DEBT
        ----------------------------------------------------------
         December 31                Maturity
         Dollars in millions        Date         1994      1993
        ----------------------------------------------------------
         Senior notes and debentures
         Parent company:

           MTNs 5.17%-10.22%        1994-1997    $   80    $  280

           9.375%-11.75% notes      1994            ---       115
           5.625% notes             1995            200       200
           8.875% subordinated
             notes                  1996            150       150
           7.65% - 8.125% notes     1997            200       200
           7.25% notes              1997-1999       400       ---
           Other                                      1         1
         ---------------------------------------------------------
             Total parent company                 1,031       946
         ---------------------------------------------------------
         Affiliates:
           MTNs 5.35%-7.48%         1994-2003       285       373

           Floating-rate notes      1994            ---       250
           Floating-rate notes      1995            400       400
           Floating-rate bank
             notes                  1995          1,038       ---
           9.80% notes              1995            250       250
           5.50% - 5.60%            1995            225       ---
           Floating-rate bank
             notes                  1996            250       ---
           9.98% notes              1996             70        70
           6.125% notes             1997            150       150
           6.50% notes              1999            150       150
           FHLB borrowings                          482     1,014
           Other                                     16        27
         ---------------------------------------------------------
             Total affiliates                     3,316     2,684
         ---------------------------------------------------------
               Total senior notes
                 and debentures                   4,347     3,630
         ---------------------------------------------------------
         Subordinated notes and
           debentures:(a)
           Floating-rate
             subordinated notes     1997             50        50
           Floating-rate
             subordinated notes     1998            100       100
           7.625% - 9.85%
             subordinated notes     1999            450       450
           9.00%-9.90%
             subordinated notes     2001            325       325
           6.875% subordinated
             notes                  2003            150       150
           7.20% subordinated
             notes                  2003            150       150
           8.125% subordinated
             notes                  2004            250       250
           8.625% subordinated
             notes                  2007            107       107
           Other                                      2         5
         ---------------------------------------------------------
               Total subordinated
                 notes and
                 debentures                       1,584     1,587
         ---------------------------------------------------------
         Total long-term debt                    $5,931    $5,217
         ---------------------------------------------------------
        (a)At December 31, 1994 and 1993, all subordinated debt was at the parent company with the exception of $400,000 at an affiliate in 1993, and is included in total risk-based capital.


     The $200 million of 5.625%, $100 million of 7.65%, and $400 million of 7.25% notes provide for single principal payments and are not redeemable prior to maturity. The $150 million of 8.875% and $100 million of 8.125% notes are unsecured obligations with interest payable semiannually and are not redeemable prior to maturity.

     Long-term senior borrowings of affiliates include $285 million of medium-term notes (MTNs), $200 million of 5.50% notes due 1995, $150 million of 6.125% notes and $150 million of 6.50% notes issued by FMG, and $250 million of 9.80% and $70 million of 9.98% notes issued by Fleet Financial Corp.

     The $400 million of floating-rate notes due 1995 were issued by subsidiary banks and have a rate which floats with the London Interbank Offered Rate (LIBOR). The notes are secured by the Bank's qualifying student loan portfolios or collateralized by mortgage backed securities (MBS). The $250 million of floating-rate notes due 1996 currently have interest rates ranging from 5.64% to 6.58%. Of the $1,038 million floating-rate bank notes due 1995 issued by subsidiary banks, $250 million float with the federal funds rate and $788 million have interest rates ranging from 5.64% to 6.58% with a weighted average interest rate of 6.10% at December 31, 1994 .

     The fixed-rate subordinated notes all provide for single principal payments at maturity with the exception of the $150 million of 9.85% subordinated notes. These notes mature on June 1, 1999, and at the corporation's option the notes will either be exchanged for common stock, preferred stock or certain other primary capital securities of the corporation having a market value equal to the principal amount of the notes, or will be repaid from the proceeds of other issuances of such securities. The corporation may, however, at its option, revoke its obligation to redeem the notes with capital securities based upon the capital treatment of the notes by its primary regulator or consent by its primary regulator for such revocation. The holders of the capital notes are subordinate in rights to depositors and other creditors.

    The floating-rate subordinated notes due 1997 are not redeemable prior to maturity. All the floating-rate subordinated notes due 1998 are redeemable at the option of the corporation, in whole or in part, at their principal amount plus accrued interest. Both these notes pay interest based on the three-month LIBOR, reset quarterly.

     The aggregate payments required to retire long-term debt are: 1995,$2,519 million; 1996, $665 million; 1997, $747 million; 1998, $143 million; 1999,
$805 million; 2000 and thereafter, $1,052 million.

NOTE 11.
PREFERRED STOCK
---------------------------------------------      -------- --------
December 31
Dollars  in  millions,  except per share data        1994     1993
---------------------------------------------      -------- --------
9.30% cumulative  preferred stock, $250 stated
    value,  575,000  shares  issued  and out-
    standing  at  December  31, 1994 and 1993       $144     $144
10.12% Series III perpetual preferred stock, $1
    par, 519,758 shares  issued  and outstanding
    at December 31, 1994 and 1993                     50       50
9.375% Series IV perpetual preferred stock, $1
    par, 478,838 shares issued and outstanding
    at December 31, 1994 and 1993                     46       46
Preferred stock with cumulative and adjustable
    dividends, $50 stated value, 700,000 shares
    issued  with  688,700 and 700,000 shares
    outstanding  at December  31, 1994 and
       1993, respectively                             34       35
Non-voting, convertible, redeemable, prefer-
      red stock (FDIC preferred stock), $.01 par,
      170,073 shares issued and outstanding at
      December 31, 1993                              ---       15
Preferred   stock  with  cumulative  and adjustable
      dividends, $20 par, 1,500,000 shares issued    ---       73
      and  outstanding  at December  31, 1993
Preferred   stock  with  cumulative  and adjustable
      dividends, $1 par, 1,000,000 shares issued
      and  outstanding  at December  31, 1993        ---       49
Dual  convertible  preferred  stock $200 stated
      value,  1,415,000  shares issued and out-
      standing  at  December  31, 1994 and 1993      283      283
------------------------------------------------- -------- --------
Total                                               $557     $695
------------------------------------------------- -------- --------

     The 9.30% Cumulative Preferred stock is redeemable at the option of the Corporation on or after October 15, 1997, at $250 per share ($25 per depositary share), plus accrued and unpaid dividends thereon. The Series III perpetual preferred stock is redeemable at the option of Fleet on or after June 1, 1996, at $105.06 per share ($26.265 per depositary share), declining each year to $100 per share ($25 per depositary share) on or after June 1, 2001, plus accrued and unpaid dividends thereon. The Series IV perpetual preferred stock is redeemable at the option of Fleet on or after December 1, 1996, at $100 per share ($25 per depositary share), plus accrued and unpaid dividends thereon. The Preferred Stock with cumulative and adjustable dividends is redeemable at the option of the Corporation at $50 per share. Except in certain circumstances, the holders of the preferred stock have no voting rights.

     During 1994, the corporation called for redemption all of its $1 par and $20 par adjustable-rate preferred stock. The redemption price was $50 for each share of $1 par and $20 par adjustable-rate preferred stock plus accrued dividends.

          On January 26, 1995, the Corporation completed a $125 million offering of 500,000 shares of 9.35% Cumulative Preferred Stock with a stated value of $250 per share represented by Depositary Shares.

     In connection with the acquisition of the Bank of New England in 1991, The Corporation issued to limited partnerships managed by affiliates of Kohlberg, Kravis, Roberts & Co. $283 million of dual convertible preferred stock (DCP), $200 stated value, convertible into approximately 16 million shares of Fleet common stock at a conversion price of $17.65 per common share. Shares of DCP stock carry limited voting rights until conversion and will pay dividends equal to 50% of the common dividends paid (if any, in excess of $15 million) by Fleet Banking Group, a wholly-owned subsidiary of the corporation, which owns all of the common stock of Fleet Bank of Massachusetts and Fleet Bank, N.A. (Conn.). No such dividends in excess of $15 million have been declared to date nor are any anticipated to be declared in 1995.

          In certain instances, no sooner than six years after issuance (four years with regulatory approval, or earlier if certain capital ratios of Fleet are not met), DCP stockholders can convert their stock into a 50% interest of Fleet Banking Group. However, Fleet will have the option to redeem DCP stock at a redemption price equal to 50% of the appraised value of Fleet Banking Group less the sum of (1) the market value of the shares of Fleet common stock into which the DCP stock is then convertible (and such shares of common stock will be distributed to the holders of the DCP stock), and (2) the value of the rights referred to below. Fleet has the option to pay such redemption price in cash or in any combination of Fleet securities having a realizable market value equal to such redemption price. It is the corporation's intent to exercise its unilateral right to issue shares of its own common stock in connection with such a conversion, and the corporation has reserved shares of its common stock for this purpose.

          In addition, Fleet issued to the holders of the DCP stock nontransferable rights to purchase 6,500,000 shares of common stock at an exercise price of $17.65 per share (the rights). The rights, which are exercisable immediately, will expire on July 12, 2001, and are not transferable. Fleet has the option to pay appreciation on the rights in lieu of delivering the shares upon exercise.

NOTE 12.
COMMON STOCK

       At December 31, 1994, Fleet had 237.6 million common shares outstanding. Shares reserved for future issuance in connection with the corporation's stock plans, the DCP stock, the rights, stock options and the acquisition of Northeast totaled 70 million. The Northeast acquisition was completed on June 9, 1995 with 5.8 million shares issued. In connection with the Merger, shareholders approved an increase in the authorized shares of Fleet common stock to 600 million on June 21, 1995.

          In connection with the settlement of certain litigation, the Corporation issued warrants for the purchase of up to 1.2 million shares of common stock on January 18, 1994. The warrants have an exercise price of $24.78 per share, are listed on the New York Stock Exchange, are freely tradable and are exercisable for a period of one year, commencing January 18, 1995.

     During 1994, the corporation purchased a total of 6.6 million shares of common stock in the public market at a total cost of $252 million, of which 6.2 million shares were issued to NBB stockholders in January 1995 when the acquisition was completed. Refer to Note 2 for more information on the NBB acquisition.

     Fleet's Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of Fleet common stock in 1990. Under certain conditions, a right may be exercised to purchase 1/100 of the corporation's cumulative participating preferred stock at a price of $50, subject to adjustment. The rights become exercisable if a party acquires 10% or more (in the case of certain qualified investors, 15% or more) of the issued and outstanding shares of Fleet common stock, or after the commencement of a tender or exchange offer for 10% or more of the issued and outstanding shares. When exercisable under certain conditions, each right would entitle the holder to receive upon exercise of a right that number of shares of common stock having a market value of two times the exercise price of the right. The rights will expire in the year 2000 and may be redeemed in whole, but not in part, at a price of $0.01 per share at any time prior to expiration or the acquisition of 10% of Fleet common stock.

NOTE 13.
EMPLOYEE BENEFITS
     Stock Option Plan. The corporation has a stock option plan, which provides for the granting of incentive and nonqualified stock options to certain employees for the purchase of Fleet common stock at 100 percent of fair market value at the date of grant. In most cases, options granted under the plan vest in five equal installments and expire at the end of ten years, otherwise, options granted under the Plans are exercisable after a minimum of one year but within ten years of the date of grant. Option plans resulted in charges to expense of $5 million in 1994, $2 million in 1993, and $7 million in 1992. At December 31, 1994, 1993, and 1992, exercisable options totaled 3,347,706, 3,183,814, and 2,739,430, respectively. The following table shows the activity for the stock option plans.


STOCK OPTIONS
-------------------------- ----------- ----------- ----------
                                 1994        1993       1992
-------------------------- ----------- ----------- ----------
Balance at January 1        8,464,792   6,714,687  5,638,238
Granted                     3,827,637   3,051,620  2,380,927
Exercised                   1,539,021     898,656    889,397
Expired or canceled           680,578     402,859    415,081
Balance at December 31     10,072,830   8,464,792  6,714,687

Price range--high
Balance at January 1           $37.31      $34.75     $34.75
Granted                         36.94       37.31      30.31
Exercised                       32.75       28.44      26.63
Expired or canceled             36.94       34.75      33.06
Balance at December 31          37.31       37.31      34.75

Price range--low
Balance at January 1            $5.19       $5.19      $5.19
Granted                          8.07       11.21       8.97
Exercised                        5.19        5.19       5.19
Expired or canceled              5.19        5.19       5.19
Balance at December 31           5.19        5.19       5.19
-------------------------- ----------- ----------- ----------

     At December 31, 1994, approximately 1.9 million stock options were issued in tandem with SARs that entitle the holder to tender an option for cancellation and receive the appreciation in value in cash and common stock of the corporation.

     Restricted Stock Plan. The corporation has a restricted stock plan under which key employees are awarded shares of the corporation's common stock. Grants of restricted stock awards are determined using certain guidelines based upon salary and responsibility levels, as well as predetermined performance criteria. Compensation expense related to restricted stock awards totaled
$1.9 million in 1994, $1.7 million in 1993 and $1.3 million in 1992. As of December 31, 1994 and 1993, 323,734 grants and 295,237 grants were unvested and outstanding, respectively, with an average grant price of $26.38 and $19.81, respectively.

     Performance Share Units. A performance share unit represents an interest in a restricted share of common stock and any dividends declared. Grants of performance share units are determined using certain guidelines based on salary and responsibility levels, as well as predetermined performance criteria. A grant of 145,429 shares of performance share units occurred in March 1994, for the performance periods beginning January 1, 1994 through December 31, 1996. A grant of 274,976 shares of performance share units occurred in October 1993, for the performance periods beginning January 1, 1994 through December 31, 1995. Compensation expense is recognized based on the fair value of the performance share units over these periods and totaled $4.6 million in 1994.

     Pension Plans. The corporation maintains noncontributory, defined-benefit retirement and pension plans covering substantially all employees. The corporation maintains a supplemental plan to provide benefits to certain employees whose calculated benefits under the qualified plan exceeds the Internal Revenue Service (IRS) limitation. Benefit payments to retired employees are based upon years of service and a percentage of qualifying compensation during the final years of employment. The amounts contributed to the plan are determined annually based upon the amount needed to satisfy the Employee Retirement Income Security Act (ERISA) funding standards. Assets of the plans are primarily invested in listed stocks, corporate obligations, and U.S. Treasury and government agency obligations. As of December 31, 1994 and 1993, Fleet's qualified pension plan's assets exceeded its accumulated benefit obligations by $45 million and $79 million, respectively, while Shawmut's qualified pension plan's assets exceeded its accumulated benefit obligations by $108 million and $113 million, respectively. In addition, as of December
31, 1994 and 1993, Fleet's nonqualified pension plan's assets were less than its accumulated benefit obligations by $14 million and $12 million, respectively, while Shawmut's nonqualified pension plan's assets exceeded its accumulated benefit obligations, by $15 million and $14 million, respectively.



FUNDED STATUS OF PLANS
----------------------------------- ------------- --------------
                                      Qualified    Nonqualified
December 31                            Plans          Plans
Dollars in millions                  1994   1993   1994   1993
----------------------------------------------------------------
Actuarial present value of
  accumulated benefit obligations:
  Vested benefits                    $221   $192    $30    $25
  Nonvested benefits                   28     25      1      5
----------------------------------------------------------------
Accumulated benefit obligations       249    217     31     30
Additional benefits related to
  future compensation levels           86    135     14      9
----------------------------------------------------------------
Projected benefits obligation
  rendered to date                    335    352     45     39
Plan assets at fair value             402    409     32     32
----------------------------------------------------------------
Plan assets in excess of (less than)
  projected benefit obligations        67     57   (13)     (7)
Unrecognized net transition (asset)
  obligation being amortized          (13)   (14)    5       5
Unrecognized prior service cost
  being amortized                      32     28    10       2
Unrecognized net loss from past
  experience different from that
  assumed                              18     62    22      23
Additional amounts recognized
  due to minimum level funding        ---    ---    (5)     (5)
----------------------------------------------------------------
Prepaid pension cost                 $104   $133   $19     $18
----------------------------------------------------------------

COMPONENTS OF PENSION EXPENSE
--------------------------------------------------------------
Year ended December 31
Dollars in millions                    1994     1993     1992
--------------------------------------------------------------
Service cost for benefits
  earned during the period              $37      $30      $27
Interest cost on projected
  benefit obligation                     31       27       21
Actual return on plan assets             (3)     (31)     (37)
Net amortization and deferral           (32)      (2)       5
Settlement and curtailment
  gains, net                            ---      ---       (1)
--------------------------- -------- ------- -------- --------
Net pension expense                     $33      $24      $15
--------------------------- -------- ------- -------- --------

     For December 31, 1994, 1993, and 1992, the assumed discount rates were 8.50%, 7.25% to 7.50%, and 7.85% to 8.50%, respectively, while the rate of increase in compensation levels used to measure the projected benefit obligation was 4.5% to 5.0% in 1994, 1993, and 1992. The expected long-term rate-of-return on plan assets was 8.85% to 10.0% for 1994 and 1993 and 9.0% to 10.0% for 1992. During 1994, the mortality table was revised to the 1983 Group Annuity Mortality Table. The assumed discount rate change reflects the substantial increase in the level of interest rates during 1994, while the revised mortality table reflects the improvement in life expectancy.

     Postretirement Healthcare Benefits. In addition to providing pension benefits, the corporation provides healthcare cost assistance and life insurance benefits for retired employees. The cost of providing these benefits was $22 million, $25 million, and $13 million in 1994, 1993, and 1992, respectively.

     The following table presents the plan's funded status reconciled with amounts recognized on the corporation's balance sheet.

FUNDED STATUS OF POSTRETIREMENT PLAN
--------------------------------------------- ------- ------
December 31
Dollars in millions                           1994    1993
--------------------------------------------- ------- ------
Accumulated postretirement benefit obligation:
  Retirees                                      $115   $127
  Fully eligible active plan participants         28     31
  Other active plan participants                  16     19
--------------------------------------------- ------- ------
    Total accumulated postretirement
      benefit obligation                         159    177
Plan assets                                        2      2
--------------------------------------------- ------- ------
Plan assets less than projected benefit
  obligation                                   (157)  (175)
Unrecognized net (gain) loss                    (14)      1
Unrecognized transition obligation               155    163
--------------------------------------------- ------- ------
Accrued postretirement benefit cost            $(16)  $(11)
--------------------------------------------- ------- ------

     The components of the net periodic postretirement benefit cost of $22 million and $25 million for the years ended December 31, 1994 and 1993, respectively, include service cost, interest, amortization of the transition obligation, and amortization of gains (losses) of $3 million, $11 million, $9 million, and $(1) million, respectively, for 1994 compared to $2 million, $14 million, $9 million and $0, respectively for 1993. The transition obligation, which represents the unfunded accumulated benefit obligation as of January 1, 1993, is being amortized on a straight-line basis over 20 years. Discount rates of 8.50% and 7.25% to 7.50% were used in determining the accumulated postretirement benefit obligation for the years ended December 31, 1994 and 1993, respectively. During 1994, the mortality table was revised to the 1983 Group Annuity Mortality Table. The assumed discount rate change reflects the substantial increase in the level of interest rates during 1994, while the revised mortality table reflects the improvement in the life expectancy. The healthcare cost-trend rate is 10.5% to 12.0% for 1995, decreasing gradually to 4.5% to 5.0% through the year 2002, and level thereafter. The healthcare cost-trend rate assumption has a minimal effect on the amounts reported. For example, increasing the assumed healthcare cost-trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1994, by $6.3 million, and the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for 1994 by approximately $483,000.

     Postemployment benefits. In 1994, the corporation adopted the provisions of FASB Statement No. 112 "Employers' Accounting for Postemployment Benefits." The initial impact of adopting this statement was immaterial.

     Other Plans. Fleet and its subsidiaries have various savings and thrift plans covering substantially all employees. The corporation's savings and thrift plan expense was $28 million, $22 million, and $20 million for 1994, 1993, and 1992, respectively.

NOTE 14.
INCOME TAXES
     The corporation changed its method of accounting for income taxes from the deferred method to the liability method as required by FASB Statement No. 109, "Accounting for Income Taxes", effective January 1, 1993. The cumulative effect of this accounting change was the recognition of a $53.1 million income tax benefit in the first quarter of 1993.

     Deferred tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the corporation's deferred tax assets and deferred tax liabilities as of December 31, 1994 and 1993, are presented in the following table.

NET DEFERRED TAX ASSETS
-------------------------------------------- ------- -------
December 31
Dollars in millions                            1994    1993
-------------------------------------------- ------- -------
Deferred tax assets:
  Reserve for credit losses                  $  569  $  621
  Reserve for unrealized losses on securities
    available for sale                          245     ---
  Net operating loss carry forward               77      69
  Expenses not currently deductible              69     114
  Core deposit intangibles                       66      69
  Mortgage banking                              ---      92
  Other                                         186     147
-------------------------------------------- ------- -------
    Total gross deferred tax assets           1,212   1,112
      Less: valuation reserve                   104     131
-------------------------------------------- ------- -------
        Deferred tax assets                   1,108     981
-------------------------------------------- ------- -------
Deferred tax liabilities:
  Lease financing                               154     138
  Mortgage banking                               84     ---
  Purchase accounting adjustments, net           69      91
  Depreciation                                   65      59
  Subsidiary stock transaction                   49      50
  Employee benefits                              49      52
  Reserve for unrealized gains on securities
     available for sale                         ---     155
  Other                                         132      24
-------------------------------------------- ------- -------
  Total gross deferred tax liabilities          602     569
-------------------------------------------- ------- -------
Net deferred tax assets                      $  506  $  412
-------------------------------------------- ------- -------

    The realization of the corporation's deferred tax assets is dependent upon the ability to generate taxable income in future periods, and from the reversal of existing deferred tax liabilities.

     The corporation has evaluated the available evidence supporting the realization of its deferred tax assets of $1,212 million and $1,112 million at December 31, 1994 and 1993, respectively, including the amount and timing of future taxable income, and determined it is more likely than not the asset will be realized. Given the nature of state tax laws, the corporation believes that uncertainty remains concerning the realization of tax benefits in various state jurisdictions, therefore, state valuation reserves of $104 million and $131 million have been established at December 31, 1994 and 1993, respectively. These benefits may, however, be recorded in the future as realized or as it becomes more likely than not, in the corporation's best judgment, that such tax benefits or portions thereof will be realized.

         The deferred tax expense/(benefit) of $130 million and $(129) million in 1994 and 1993, respectively, include a (benefit) of $(27) million and $(88) million, respectively, due to a change from the beginning of the respective year's deferred tax asset valuation reserve. The current and deferred components of income taxes for the years ended December 31, 1994, 1993, and 1992 are as follows:

INCOME TAX EXPENSE (BENEFIT)
-------------------------------------- ------- ------- ------
December 31
Dollars in millions                      1994    1993   1992
-------------------------------------- ------- ------- ------
Current income taxes:
  Federal                                $323    $352   $166
  State and local                          78     107     66
-------------------------------------- ------- ------- ------
                                          401     459    232
Deferred income tax expense (benefit):
  Federal                                 107   (100)     34
  State and local                          23    (29)      3
-------------------------------------- ------- ------- ------
                                          130   (129)     37
Total:
  Federal                                 430     252    200
  State and local                         101      78     69
-------------------------------------- ------- ------- ------
                                         $531    $330   $269
-------------------------------------- ------- ------- ------

     The extraordinary credit in 1992 represents the realization of net operating loss carryforwards for financial reporting purposes and is net of a $1.4 million federal alternative tax expense.

     The tax effects of timing differences that give rise to a significant portion of deferred tax expense (benefit) for the year ended December 31, 1992, are as follows.

COMPONENTS OF DEFERRED INCOME TAX EXPENSE
-------------------------------------------- -----------
December 31
Dollars in millions                                1992
-------------------------------------------- -----------
Gain on partial sale of FMG                       $ 49
Provision for credit losses                         48
Gains on assets securitized and sold                 6
Pension funding                                     (5)
Lease financing transactions                       (15)
Expenses not currently deductible                  (14)
Purchase accounting adjustments                    (17)
Other, net                                         (15)
-------------------------------------------- -----------
Total deferred income tax expense                  $ 37
-------------------------------------------- -----------

     The income tax expense for the years ended December 31, 1994, 1993, and 1992, varied from the amount computed by applying the statutory income tax rate to income before taxes. The reasons for the differences are as follows.

STATUTORY RATE ANALYSIS
--------------------------------- -------- -------- --------
December 31                          1994     1993     1992
--------------------------------- -------- -------- --------
Tax at statutory rate               35.0%    35.0%    34.0%
Increases (decreases) in
  taxes resulting from:
  Tax-exempt income                 (1.5)    (1.8)    (3.1)
  Alternative minimum tax             ---      ---    (1.1)
  State and local income taxes, net
    of federal income tax benefit    4.6      4.7      7.2
  Change in federal valuation
      reserve                       (0.8)    (7.7)      ---
  Other, net                          0.9    (0.1)      6.0
--------------------------------- -------- -------- --------
Effective tax rate                  38.2%    30.1%    43.0%
--------------------------------- -------- -------- --------

The corporation has state net operating loss carryforwards of approximately $921 million at December 31, 1994, primarily in one taxing jurisdiction. These carryforwards will begin to expire in 1995 and continue through 1999.

NOTE 15.
TRADING ACTIVITIES AND OTHER DERIVATIVE FINANCIAL INSTRUMENTS, AND OFF-BALANCE-SHEET ITEMS

     Trading Activities. All of the corporation's trading positions are currently stated at market value with realized and unrealized gains and losses reflected in other noninterest income. The corporation recognized trading income of $26 million, $38 million, and $37 million for 1994, 1993, and 1992, respectively. Trading income comprises gains and losses recorded on the corporation's trading debt securities, foreign exchange contracts, and interest-rate contracts.

     Trading positions in debt securities consist of U.S. federal and state government and agency securities. The types of interest-rate contracts traded include interest-rate swaps, caps, floors, and collars as well as futures and option contracts. Foreign exchange contracts consist primarily of foreign exchange forwards and foreign currency options and futures contracts.

     The following table represents the notional or contractual amount of Fleet's off-balance-sheet trading instruments and related credit exposure. Notional principal amounts are a measure of the volume of agreements transacted, but the level of credit risk is significantly less. The amount of credit risk can be estimated by calculating the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. Credit risk disclosures relate to accounting losses that would be recognized if the counterparties completely failed to perform their obligations. To manage its level of credit risk the corporation deals with counterparties of good credit standing, establishes counterparty credit limits and enters into netting agreements whenever possible. Credit exposure amounts are presented gross and disregard any netting agreements. Interest rate instrument activities are subject to the same credit review, analysis and approval process as those applied to commercial loans. Netting agreements contain rights of set-off that provide for the net settlement of certain contracts with the same counterparty in the event of default. In the event of a default by a counterparty, the cost to the corporation, if any, would be the replacement cost of the contract at the current market rate.

TRADING INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
---------------------------- ------------------- ---------------
                                Contract or
                                  Notional           Credit
Dollars in millions                Amount           Exposure
---------------------------- ------------------- ---------------
December 31                     1994      1993      1994    1993
---------------------------- --------- --------- ------- -------
Interest-rate contracts        $7,067    $3,371     $50     $31
Foreign exchange contracts     11,916    12,493     183     181
---------------------------- --------- --------- ------- -------

     The amounts disclosed below present the end-of-period fair value of derivative financial instruments held or issued for trading purposes and the average aggregate fair values during the year for those instruments.

TRADING INSTRUMENTS
---------------------------- ------------ -----------
                              Fair Value     Average
December 31, 1994              (Carrying        Fair
Dollars in millions              Amount)       Value
---------------------------- ------------ -----------
Interest-rate contracts:
  Assets                            $40         $29
  Liabilities                       (33)        (18)
Foreign exchange contracts:
  Assets                            108         127
  Liabilities                      (106)       (121)
---------------------------- ------------ -----------

     Interest-Rate Risk-Management Activities. The corporation's principal objective in holding or issuing derivatives for purposes other than trading is interest-rate risk management. The operations of Fleet are subject to a risk of interest-rate fluctuations to the extent that there is a difference between the amount of the corporation's interest-earning assets and the amount of interest-bearing liabilities that mature or reprice in specified periods. The principal objective of Fleet's asset/liability management activities is the management of interest-rate risk and liquidity within parameters established by various boards of directors. To achieve its risk management objective, the corporation uses a combination of interest rate instruments, including interest rate swaps, caps, floors and corridors, options and futures contracts.

     The following table presents the notional amount and fair value of interest-rate risk management instruments at December 31, 1994 and 1993.

INTEREST-RATE RISK-MANAGEMENT INSTRUMENTS
------------------ ------------------ ------------------
                         1994               1993
December 31        Notional  Fair     Notional Fair
Dollars in         Amount    Value    Amount   Value
millions
------------------ --------- -------- -------- ---------
Interest-rate
swaps:
Receive-fixed/
   pay-variable      $2,873    $(44)   $2,390       $76
Pay fixed/receive-
   variable           2,084       67    1,928      (31)
Basis swaps           3,605      (1)      ---       ---
Index-amortizing
   swaps              4,119    (234)    3,670         4
Interest rate cap
   agreements         1,775       43      950       (2)
Interest rate
    corridor
    agreements        1,031      (5)    2,406       (5)
Interest rate collar
    agreements          500      (1)      ---       ---
Future contracts
    sold              6,005       21    2,528         1
------------------ --------- -------- -------- ---------
Total               $21,992   $(154)  $13,872       $43
------------------ --------- -------- -------- ---------

     Interest rate swap agreements involve the exchange of fixed and variable rate interest payments based upon a notional principal amount and maturity date. Basis interest rate swaps involve floating interest rates such as U.S. Treasury bill and LIBOR. Index amortizing interest rate swaps involve the exchange of fixed and variable rate interest payments based upon a notional principal amount which amortizes based on an index rate and decreases over the life of the swap. Interest rate cap agreements are similar to interest rate swap agreements except that cash interest payments are made or received only if current interest rates rise above predetermined interest rates. Similarly, in an interest rate floor agreement, cash interest payments are made or received only if current interest rates fall below a predetermined interest rate. An interest rate collar consists of a cap and a floor. Interest rate corridor agreements consist of a simultaneous purchase and sale of a cap. The corporation enters into interest rate swap, cap, floor and corridor agreements to manage the impact of fluctuating interest rates on earnings. Futures contracts are also used by the corporation to manage interest rate exposure. These instruments are exchange-traded contracts for the future delivery of securities, other financial instruments or cash settlement at a specified price or yield. At December 31, 1994, the corporation had entered into U.S. Treasury rate futures contracts with approximately $708 million in notional amounts to manage the risk associated with the available for sale securities portfolio. The unrealized loss of approximately $.3 million at December 31, 1994, relating to these contracts has been recorded as part of the fair value of these securities.

     The corporation's interest-rate risk-management instruments had an exposure to credit risk of $87 million at December 31, 1994, versus $131 million at December 31, 1993. The credit exposure represents the cost to replace, on a present value basis and at current market rates, all profitable contracts outstanding at year-end. The decrease in the credit exposure from year to year reflects the receipt of payments upon termination of swaps and the decrease in market value of the remaining swaps.

     During 1994, Fleet terminated a series of pay-fixed swaps resulting in a net deferred gain of $61 million to be amortized over the remaining contract life of the interest-rate swaps, approximately four years.

OTHER FINANCIAL INSTRUMENTS
-------------------------------------- ---------------------
                                          Contract or
December 31                             Notional Amount
Dollars in millions                       1994       1993
-------------------------------------- ---------- ----------
Other financial instruments whose
notional or contractual amounts exceed
the amount of potential credit risk:
  Commitments to sell loans               $1,884     $3,106
  Commitments to originate or
    purchase loans                           355      1,918
  Assets sold with recourse                  378        575
-------------------------------------- ---------- ----------
Financial instruments whose notional
or contractual amounts
represent potential credit risk:
  Commitments to extend credit            27,452     22,043
  Letters of credit, financial
    guarantees, and foreign office
    and foreign office guarantees
    (net of participations)                3,108      2,670
-------------------------------------- ---------- ----------

     Commitments to sell loans have off-balance-sheet market risk to the extent that the corporation does not have available loans to fill those commitments, which would require the corporation to purchase loans in the open market. Commitments to originate or purchase loans have off-balance-sheet market risk to the extent the corporation does not have matching commitments to sell loans obtained under such commitments, which could expose the corporation to lower-of-cost or market-valuation adjustments in a rising interest-rate environment.

     Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually are for specific periods or contain termination clauses and may require the payment of a fee. The total amounts of unused commitments do not necessarily represent future cash requirements in that commitments often expire without being drawn upon.

COMMITMENTS TO EXTEND CREDIT
-------------------------------- ----------- ----------
December 31
Dollars in millions                    1994       1993
-------------------------------- ----------- ----------
Commercial and industrial loans     $18,351    $12,466
Revolving, open-end loans
   secured by residential
   properties(e.g., home equity
    lines)                            3,660      3,750
Credit card lines                     3,008      1,844
Commercial real estate                1,373        791
Other unused commitments              1,060      3,192
-------------------------------- ----------- ----------
Total                               $27,452    $22,043
-------------------------------- ----------- ----------

     Letters of credit and financial guarantees are agreements whereby the corporation guarantees the performance of a customer to a third party. Collateral is required to support letters of credit in accordance with management's evaluation of the creditworthiness of each customer. The credit risk assumed in issuing letters of credit is essentially equal to that in other lending activities. Management does not anticipate any material losses as a result of these transactions.

NOTE 16.
FAIR VALUE OF FINANCIAL INSTRUMENTS
     Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience, and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in an immediate sale of the instrument. Also, because of differences in methodologies and assumptions used to estimate fair values, Fleet's fair values should not be compared to those of other financial institutions.

     Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Accordingly, the aggregate fair value amounts presented do not purport to represent the underlying market value of the corporation.

     The following describes the methods and assumptions used by Fleet in estimating the fair values.

     CASH AND CASH EQUIVALENTS. The carrying amounts reported in the balance sheet approximate fair values because maturities are less than 90 days.

     SECURITIES. Fair values are primarily based on quoted market prices.

     LOANS. The fair values of fixed rate and certain variable-rate commercial and CRE loans and certain consumer loans are estimated by discounting the contractual cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of certain other variable-rate commercial and CRE loans approximates fair value due to the short-term and frequent repricing characteristics of these loans. For certain variable-rate consumer loans, including home equity lines of credit and credit card receivables, the carrying amounts approximate fair value. This method of estimating the fair value of the credit card portfolio excludes the value of the ongoing customer relationships, a factor that can represent a significant premium over book value. For residential real estate and certain consumer loans, fair value is estimated by reference to quoted market prices for securities backed by similar types of loans adjusted for servicing costs. For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, based on recent appraisals of the underlying collateral or by reference to recent loan sales.

     MORTGAGES HELD FOR RESALE. Fair value is estimated using the quoted market prices for securities backed by similar types of loans and current dealer commitments to purchase loans. These loans are priced to be sold with servicing rights retained (as is the corporation's ordinary course of business).

     DEPOSITS. The fair value of deposits with no stated maturity or a maturity of less than 90 days is considered to be equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows using interest rates currently offered on the deposit products. While the fair value at December 31, 1994 indicated that time deposits could be settled for an amount less than their carrying value, depositors have the right to withdraw funds at carrying value less a penalty, prior to contractual maturity. The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of alternative forms of funding (core base intangibles).

     SHORT-TERM BORROWINGS. Short-term borrowings generally mature in 90 days or less; therefore, the carrying amount reported in the balance sheet approximates fair value.

     LONG-TERM DEBT. The fair value of Fleet's long-term debt, including the short-term portion, is estimated based on quoted market prices for the issues for which there is a market or by discounting cash flows based on current rates available to Fleet for similar types of borrowing arrangements.

     OFF-BALANCE-SHEET INSTRUMENTS. Fair values for off-balance-sheet instruments are based on quoted market prices, current settlement values, or established pricing models using current assumptions.

ON-BALANCE-SHEET FINANCIAL INSTRUMENTS
--------------------------------- ------------------ ------------------
December 31                              1994               1993
                                 Carrying     Fair   Carrying   Fair
Dollars in millions                Value      Value   Value     Value
--------------------------------- --------- -------- --------- --------
Financial assets:
  Financial assets for which
    carrying value
    approximates fair value      $  9,162   $ 9,162  $  4,356  $ 4,356
  Securities                       21,141    20,702    24,839   24,930
  Loans(a)                         43,074    44,857    40,921   44,050
  Mortgages held for resale           560       560     3,094    3,102
  Trading account
       securities                     120       120       111      111
  Trading instruments                  59        59        64       64
  Other                               111       148       173      222
Financial liabilities:
  Deposits with no
    stated maturity                35,898    35,898    36,642   36,642
   Time deposits                   19,630    19,304    13,185   13,517
  Short-term borrowings            12,586    12,586    16,376   16,376
  Long-term debt                    5,931     5,855     5,217    5,461
  Trading instruments                  50        50        30       30
  Other                               253       253       179      179
--------------------------------- --------- -------- --------- --------

(a)Excludes net book value of lease financing of $1,483 million and $1,159 million at December 31, 1994 and 1993, respectively.

     At December 31, 1994 interest rate risk management derivatives contracts had an unrealized loss of $154 million compared to a net unrealized gain of $43 million at December 31, 1993. Certain assets, which are not financial instruments and, accordingly, are not included in the above fair values, contribute substantial value to the corporation in excess of the related amounts recognized in the balance sheet. These include the core deposit intangibles and the related retail banking network, the value of customer relationships associated with certain types of consumer loans (particularly the credit card portfolio), lease financing business, and mortgage servicing rights.

NOTE 17.
COMMITMENTS, CONTINGENCIES, AND
OTHER DISCLOSURES
     The corporation's subsidiary, Fleet Finance, has been a defendant in several class-action lawsuits filed in federal and state courts in Georgia and Alabama, including the Alexander class-action lawsuit and the Starr class-action lawsuit. The court gave its final approval of these two lawsuits on July 18, 1994 and November 9, 1994, respectively. Pursuant to these settlement agreements, Fleet Finance will provide benefits that include cash payments to certain borrowers. At December 31, 1994, Fleet Finance had accrued approximately $15 million related to these settlements, and the corporation believes that such accruals are sufficient to cover costs.

     One of the corporation's banking subsidiaries, which served as indenture trustee for certain healthcare receivable backed bonds issued by certain special purpose subsidiaries of Towers Financial Corporation, and another defendant, have been named in a lawsuit in federal court in Manhattan by purchasers of the bonds. The suit seeks damages in an undetermined amount equal to the difference between the current value of the bonds and their face amount of approximately $200 million, plus interest, as well as punitive damages. The Corporation believes its actions were reasonable and appropriate and were not the cause of any loss by the bondholders, and is vigorously defending the action.

         Subsequent to the announcement of the Merger, certain alleged stockholders of Shawmut filed several purported class action lawsuits against Shawmut, Fleet, and members of Shawmut's Board of Directors. The complaints all make similar allegations concerning the proposed merger. The corporation believes the allegations contained in these complaints are entirely without merit and intends to contest them vigorously.

     The corporation and its subsidiaries are involved in various other legal proceedings arising out of, and incidental to, their respective businesses.

     Management of the corporation, based on its review with counsel of the development of these matters to date, does not anticipate that any losses incurred as a result of these legal proceedings would have a materially adverse effect on the corporation's financial position.

     LEASE COMMITMENTS. The corporation has entered into a number of noncancelable operating lease agreements for premises and equipment. The minimum annual rental commitments under these leases at December 31, 1994, exclusive of taxes and other charges, were $118 million in 1995; $97 million, 1996; $75 million, 1997; $63 million, 1998; $51 million, 1999; and $294 million, 2000 and subsequent years.

Total rental expense for 1994, 1993, and 1992, including cancelable and noncancelable leases, amounted to $153 million, $157 million, and $149 million, respectively.

     Certain leases contain escalation clauses, which correspond with increased real estate taxes and other operating expenses, and renewal options calling for increased rents as the leases are renewed. No restrictions are imposed by any lease agreement regarding the payment of dividends, additional debt financing, or entering into further lease agreements.

     REGULATORY MATTERS. As a bank holding company and a unitary savings and loan holding company, Fleet is subject to regulation by the Federal Reserve Board (the Federal Reserve) and the Office of Thrift Supervision (OTS). Banking subsidiaries are subject to regulation by the Federal Reserve, the Office of the Comptroller of the Currency (OCC) and OTS, as well as state regulators. Each subsidiary bank's deposits are insured by the FDIC.

     In addition to Fleet's own monitoring of activities, the credit quality of the assets held by certain Fleet subsidiaries is subject to periodic review by the state and federal regulatory agencies noted above. While Fleet believes its current reserves for credit losses are adequate in light of prevailing economic conditions and the current regulatory environment, there can be no assurance that Fleet's subsidiaries will not be required to make certain adjustments to the reserve for credit losses and charge-off policies in response to changing economic conditions or regulatory examinations. Neither Fleet nor any of its subsidiaries has entered into formal written agreements with state and federal regulators.

     TRANSACTION AND DIVIDEND RESTRICTIONS: Fleet's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds by the subsidiary banks to Fleet and its nonbanking subsidiaries. Such transfers by any subsidiary bank to Fleet or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus.

     Various federal and state banking statutes limit the amount of dividends the subsidiary banks can pay to Fleet without regulatory approval. The payment of dividends by any subsidiary bank may also be affected by other factors such as the maintenance of adequate capital for such subsidiary bank. Various regulators and the boards of directors of the affected institutions continue to review dividend declarations and capital requirements of Fleet and its subsidiaries consistent with current earnings, future earning prospects, and other factors.

     RESTRICTIONS ON CASH AND DUE FROM BANKS. The corporation's banking subsidiaries are subject to requirements of the Federal Reserve to maintain certain reserve balances. At December 31, 1994 and 1993, these reserve balances were $1,502 million and $1,581 million, respectively.

NOTE 18.
SUPPLEMENTAL DISCLOSURE FOR STATEMENTS
OF CASH FLOWS

     Cash paid for interest and income taxes, net of refunds, totaled $2,096 million and $370 million in 1994; $2,087 million and $454 million in 1993; and $2,466 million and $301 million in 1992. Loans transferred to foreclosed property and repossessed equipment totaled $86 million, $186 million, and $654 million in 1994, 1993, and 1992, respectively. Additional supplemental disclosures include an adjustment to the unrealized gain (loss) on securities available for sale of $(649) and $238 million in 1994 and 1993, respectively, and the acquisition of $1,966 million of assets, net of $401 million of cash and cash equivalents received, and $2,367 million of liabilities in 1992.

NOTE 19.
PARENT COMPANY ONLY FINANCIAL STATEMENTS
STATEMENTS OF INCOME
------------------------------- -------- ------- --------
Year ended December 31
Dollars in millions                1994    1993     1992
------------------------------- -------- ------- --------
Dividends from subsidiaries:
  Banking subsidiaries             $427    $287     $132
  Other subsidiaries                 37      24       88
Interest                            140     134      134
Gain on partial sale of FMG         ---     ---      121
Other                               114      97       66
------------------------------- -------- ------- --------
    Total income                    718     542      541
------------------------------- -------- ------- --------
Interest                            215     193      194
Noninterest expense                  74     195      130
------------------------------- -------- ------- --------
    Total expenses                  289     388      324
------------------------------- -------- ------- --------
Income before income taxes
  and equity in undistributed
  income of subsidiaries            429     154      217
Applicable income taxes (benefit)    34     (53)      26

------------------------------- -------- ------- --------
Income before equity in
  undistributed income
  of subsidiaries                   395     207      191
Equity in undistributed income
   of subsidiaries                  454     557      157
------------------------------- -------- ------- --------
Income before extraordinary
    credit and cumulative effect of
    change in method of
    accounting                      849     764      348
Extraordinary credit                ---     ---       18
Cumulative effect of change in
    method of accounting            ---      53      ---
------------------------------- -------- ------- --------
Net income                         $849    $817     $366
------------------------------- -------- ------- --------

BALANCE SHEET
--------------------------------------------------
December 31
Dollars in millions              1994         1993
--------------------------------------------------
Money  market instruments        $476         $559
Securities                        428          255
Loans receivable from:
    Banking subsidiaries          116          167
    Other subsidiaries          1,768        1,603
--------------------------------------------------
                                1,884        1,770
Investment in subsidiaries:
   Banking subsidiaries         5,534        3,282
   Other subsidiaries           1,065        2,900
--------------------------------------------------
                                6,599        6,182
--------------------------------------------------
Other                             386          588
--------------------------------------------------
Total assets                   $9,773       $9,354
--------------------------------------------------
Short-term borrowings          $1,207         $910
Accrued liabilities               480          397
Long-term debt                  2,615        2,082
--------------------------------------------------
Total liabilities               4,302        3,389
--------------------------------------------------
Stockholders' equity            5,471        5,965
--------------------------------------------------
Total liabilities and
    stockholders' equity       $9,773       $9,354
--------------------------------------------------

Statements of Cash Flows
------------------------------------------------------------------------------------------------
Year ended December 31
Dollars in millions                                                1994        1993        1992
------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                         $849        $817        $366
Adjustments for noncash items:
  Equity in undistributed income of subsidiaries                   (454)       (557)       (157)
  Depreciation and amortization                                      16          17          13
  Net securities gains                                              (13)        (47)         (4)
  Gain on partial sale of FMG                                       ---         ---        (121)
Increase in accrued liabilities, net                                 38         102         130
Other, net                                                          136        (34)          13
------------------------------------------------------------------------------------------------
    Net cash flow provided by operating activities                  572         298         240
------------------------------------------------------------------------------------------------
Cash flows from investing activities
Purchases of securities                                            (908)       (478)        (27)
Proceeds from sales and maturities of securities                    739         435          18
Net increase in loans made to affiliates                            (52)       (278)        (68)
Capital contributions to subsidiaries                              (210)       (258)       (611)
------------------------------------------------------------------------------------------------
    Net cash flow used by investing activities                     (431)       (579)       (688)
------------------------------------------------------------------------------------------------
Cash flows from financing activities
Net increase (decrease) in short-term borrowings                    297          61        (344)
Proceeds from issuance of long-term debt                            400         450       1,018
Repayments of long-term debt                                       (317)       (603)        (63)
Proceeds from issuance of common stock                               70         494         383
Redemption and repurchase of common and preferred stock            (375)       (129)        ---
Cash dividends paid                                                (299)       (194)       (131)
------------------------------------------------------------------------------------------------
    Net cash flow (used) provided by financing activities          (224)         79         863
------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                (83)       (202)        415
------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                      559         761         346
------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                           $476        $559        $761
------------------------------------------------------------------------------------------------

NOTE 20.
SUBSEQUENT EVENTS

     During the fourth quarter of 1995 the Corporation incurred merger costs of $317 million (after-tax) related to its merger with Shawmut National Corporation, which was effective November 30, 1995. These charges primarily include severance costs, branch consolidation costs, and transaction related charges. Additionally, during the fourth quarter the Corporation made the strategic decision to sell Fleet Finance, Inc., the Corporation's consumer finance subsidiary based in Atlanta, Georgia, and certain nonperforming assets from its banking franchise that have been identified for sale or accelerated disposition. The Corporation recognized a charge of $112 million (after-tax) relating to this transaction.

     On December 19, 1995, Fleet signed a definitive agreement to purchase NatWest Bank N.A. ("NatWest") for $2.7 billion in cash and up to an additional $560 million in accordance with an earnout provision. The earnout provision calls for annual payments based upon the level of earnings from the NatWest franchise with a cap of $560 million over an eight year life. NatWest has approximately $35 billion in assets and the corporation intends to restructure the NatWest balance sheet by liquidating approximately $13 billion of low-return assets and reducing an equal amount of borrowed funds. The acquisition of NatWest will add approximately 300 branches in New York and New Jersey and is expected to close in the second quarter of 1996, subject to regulatory approval.

     On December 31, 1995, Fleet reached a definitive agreement with Kohlberg, Kravis and Roberts ("KKR") to exchange KKR's ownership interest represented by its holdings of Dual Convertible Preferred Stock (DCP) into direct ownership of Fleet common stock. Under the terms of the agreement, KKR exchanged its position into 19.9 million shares of Fleet's common stock on December 31, 1995. In connection with this transaction, Fleet recognized a premium on the DCP conversion of $157 million that is considered to be a dividend in the Corporation's earnings per share calculation, which had the effect of reducing fully diluted earnings per share by $.59 per share.